Exhibit 10.6

LEASE AGREEMENT

BY AND BETWEEN

DESTA TWO PARTNERSHIP, LTD.

AS LANDLORD,

AND

SigmaTel, Inc.

AS TENANT

i

ii

BASIC LEASE PROVISIONS

Landlord:	Desta Two Partnership, Ltd., a Texas limited partnership

Landlord’s Address:	6 Desta Drive, Suite 6500 Midland, Texas 79705 Attn: Mr. L. Paul Latham Telephone No. (915) 688-3212 Fax No. (915) 688-3247

with copy to: Desta Two Partnership, Ltd. 2600 Via Fortuna, Suite 140 Austin, Texas 78746 Attn: Mr. Rod Arend Telephone No. (512) 306-9093 Fax No. (512) 306-9112

Tenant:	SIGMATEL, Inc.

Tenant’s Address:	6101 West Courtyard Drive, Building I, Suite 100 Austin, Texas 78730 Telephone No. Fax No.

Building:	The land described on Exhibit A attached hereto, together with all improvements now or hereafter constructed thereon, including the office building and related parking garage locally known or to be known as Terrace II, 2700 Via Fortuna, Austin, Texas 78746.

Leased Premises:	Suite 500 on the fifth (5th) floor of the Building, which is generally depicted on the floor plan which is attached hereto as Exhibit B. As more fully set forth in Section 1.01, the Rentable Area of the Leased Premises includes not only the useable floor area of the Leased Premises, but also, an allocation of a portion of the Common Area of the Building. For the purposes of this Lease the Leased Premises shall comprise 24,780 square feet of Rentable Area.

Total Building Area:	115,701 square feet of Rentable Area.

Minimum Rent	Beginning on the Commencement Date, Minimum Rent under this Lease will be payable during the applicable months of the Lease Term specified in the “Lease Months” column hereinbelow, at an annual rate determined by multiplying the applicable dollar amounts set out in the “Annual Rate” column hereinbelow by the number of square feet of Rentable Area in the Leased Premises. The Minimum Rent

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will be payable in monthly installments in the amounts set out in the “Monthly Installments” column hereinbelow.

	Lease Months	Annual Rate	Monthly Installments
	1	- 0 -	- 0 -
	2	$13.00	$26,845.00
	3 – 26	$17.50	$36,137.50
	27 – 74	$18.00	$37,170.00
	75 – 86	$19.00	$39,235.00

No Minimum Rent will accrue for any partial month at the beginning of the Lease Term.

Rent:	The Minimum Rent, Additional Rent (hereinafter defined), and all other amounts payable by Tenant to Landlord under this Lease.

Tenant’s Percentage:	21.41%

Effective Date:	August 6, 1999.

Commencement Date:	Anticipated to be December 1, 1999.

Lease Term:	Approximately Eighty-six (86) full months, commencing on the Commencement Date and subject to the option to extend set forth on Exhibit H.

Building Standard Hours:	7:00 A.M. to 7:00 P.M. on each Monday through Friday (excluding Building Holidays) and 8:00 A.M. to 5:00 P.M. on each Saturday (excluding Building Holidays).

Building Holidays:	New Years Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

Tenant’s Broker:	N\A

Landlord’s Broker:	Colliers Oxford Commercial, Inc.

Prepaid Rental:	N\A

Security Deposit:	$750,000.00 (subject to reduction as provided in Section 3.05).

Parking:	Tenant shall be entitled to no more than ninety-four (94) parking spaces at no cost to Tenant.

Permitted Use:	General office use by Tenant.

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The Basic Lease Provisions set forth hereinabove are hereby incorporated into and made a part of the Lease Agreement which is attached hereto (the “Lease”). Each reference in the Lease to any of the provisions or definitions set forth in these Basic Lease Provisions shall mean and refer to the provisions and definitions hereinabove set forth and shall be used in conjunction with the provisions thereof. In the event of any direct conflict between these Basic Lease Provision and the Lease, these Basic Lease Provisions shall control; provided, however, that those provisions in the Lease (including all exhibits and attachments thereto) which expressly require an adjustment or modification to any of the matters set forth in these Basic Lease Provisions shall supersede the adjusted or modified provisions of these Basic Lease Provisions.

EXECUTED by the undersigned in multiple originals as of the Effective Date set out hereinabove.

LANDLORD:

DESTA TWO PARTNERSHIP, LTD., a Texas limited partnership

By:	DESTA TWO MANAGEMENT CORP., a Texas corporation, its general partner

By:	/s/ L. PAUL LATHAM
L. Paul Latham, President

TENANT:

SIGMATEL, INC.

By:	/s/ ERIC MEISSNER

Name:	ERIC MEISSNER

Title:	DIRECTOR OF FINANCE

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LEASE AGREEMENT

This Lease Agreement (“Lease”) is entered into as of the Effective Date specified in the Basic Lease Provisions by and between Landlord and Tenant. The Basic Lease Provisions attached hereto and the defined terms set out therein are hereby incorporated herein by reference.

ARTICLE I—LEASED PREMISES

Section 1.01 Leased Premises

(a) The Leased Premises are depicted generally on Exhibit B and are or will be bounded by the inside surface of the window wall(s) and the centerline of walls separating the Leased Premises from areas leased to or held for lease to other tenants or from Common Areas as described herein. No deduction from usable area will be made for columns or projections necessary to the Building or for special stairs, elevators or other vertical penetrations which are for the specific use of Tenant.

(b) The term “Rentable Area”, as used herein with respect to the Leased Premises, refers to the sum of (i) the usable floor area of the Leased Premises, estimated by Landlord using BOMA standards to be 22,713 square feet plus (ii) Tenant’s share of all corridors, lobbies, elevator foyers, restrooms, mechanical and electrical rooms, janitor’s closets and other similar facilities of the Building (such areas being herein referred to as “Common Areas”). “Rentable Area” as used herein with respect to the Building, includes all space occupied or to be occupied by Tenants, together with the Common Areas. Upon the completion of construction of improvements to the Leased Premises, useable floor area of the Leased Premises, but not the Common Area, may be re-measured at the request of either party. The cost of re-measurement shall be borne by the party requesting re-measurement. If it is determined under BOMA standards that the useable floor area of the Leased Premises varies from the estimate set forth above, then the Rentable Area of the Leased Premises will be appropriately adjusted. If neither party requests a re-measurement within thirty (30) days after the Commencement Date, then it will be presumed for all purposes under this Lease that the information in the Basic Lease Provisions with respect to the number of square feet of Rentable Area in the Leased Premises is correct, and such number will be a stipulated number which will be utilized for all relevant purposes under this Lease.

Section 1.02 Lease Grant

For the consideration and subject to the terms, provisions and conditions set out below, Landlord lets and leases to Tenant and Tenant leases from Landlord the Leased Premises.

Section 1.03 Building Core and Shell

Landlord will provide the improvements which are listed and described on Exhibit C which is attached hereto and incorporated herein by reference (the “Building Core and Shell”). If improvements are to be constructed by Landlord within the Leased Premises, then all of Landlord’s agreements with respect thereto are set forth in a tenant work letter which is attached to this Lease (the “Tenant Work Letter”)

ARTICLE II—LEASE TERM

Section 2.01 Lease Term

(a) Subject to and upon the terms and conditions set forth in the Lease, or in any exhibit attached hereto, the primary term of this Lease shall commence on the earlier of (i) the Completion Date or (ii) the date Tenant occupies all or part of the Leased Premises, (such earlier date being the “Commencement Date”) and shall expire on the last day of the eighty-sixth (86th) full month after the Commencement Date or such earlier date as this Lease may terminate as provided herein; provided, however, the term of this Lease shall not commence prior to the one hundred twenty-second (122nd) day following the Effective Date (the “Estimated Completion Date”) unless Tenant occupies all or a part of the Leased Premises prior thereto. The “Lease Term” of this Lease shall be the primary term specified in this Section 2.01, as renewed or otherwise extended or earlier terminated pursuant to the terms and provisions set forth herein.

(b) As used herein, “Completion Date” means the date Tenant’s leasehold improvements are Substantially Completed (as defined below); provided, that, if Tenant occupies any part of the Leased Premises before the Commencement Date, the Lease Term and Tenant’s obligation to pay Rent shall commence on the date Tenant occupies the Leased Premises and such date shall be deemed to be the Commencement Date. Except as provided in subsection (c) below, Tenant is deemed to occupy the Leased Premises when Tenant takes possession of any part of the Leased Premises for any purpose, including placing furniture and installing Tenant’s equipment (other than telephone equipment) in the Leased Premises. If the Commencement Date is other than the first day of a calendar month, the Lease Term will be extended and will be calculated as if the Commencement Date were the first day of the next full calendar month and the Rent hereunder will be prorated for the first partial month.

(c) The Leased Premises shall be deemed Substantially Completed when: (i) Landlord has delivered the Leased Premises to Tenant with all the improvements identified in the Tenant Work Letter, completed in accordance with Tenant’s plans and specifications (except for minor “punch list” items, which must be completed by Landlord within thirty (30) days after Tenant’s submission of such “punch list” to Landlord); and (ii) Landlord has delivered to Tenant a copy of a Temporary Certificate of Occupancy for the Leased Premises approving the world and lawfully permitting Tenant’s intended uses (as such term is defined below) of the Leased Premises. At least fifteen (15) business days prior to the Completion Date, Tenant’s contractor may enter the Leased Premises on a rent-free basis to make any installations of telephone systems, equipment, fixtures and furnishings and any improvements allowed by Landlord; provided, however, if Tenant’s contractors cause Landlord to be delayed by more than one (1) day, then for each day of such delay, Tenant shall be obligated to pay one day’s Minimum Rent to Landlord on the Completion Date.

(d) After the Completion Date, Landlord and Tenant shall promptly, upon the request of either of them, execute and deliver to each other an agreement setting forth the Commencement and Expiration Dates.

(e) If this Lease is executed before the Leased Premises are available and ready for occupancy, or if any present tenant or occupant of the Leased Premises holds over, and Landlord cannot acquire possession of the Leased Premises prior to the Commencement Date of this Lease, Landlord shall not be deemed to be in default hereunder, and Tenant agrees to accept possession of the Leased Premises at such time as Landlord is able to tender the same and such date shall be deemed to be the Commencement Date and this Lease shall continue for the Lease Term.

(f) In the event that Landlord fails to deliver the Leased Premises “Substantially Completed” on or before February 1, 2000, for any reasons whatsoever, except those caused by Tenant or Tenant’s contractors, force majeure, acts of God, public enemy, injunction, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority, then as Tenant’s sole and exclusive remedy for Landlord’s failure to deliver the Leased Premises, Tenant shall have the option, but not the obligation, of: (i) terminating this Lease, and thereafter neither party shall have any further liability to the other pursuant to this Lease; or (ii) extending the time for Landlord to so deliver the Leased Premises. If Tenant should elect to so terminate, it shall notify Landlord in writing of such no later than January 15, 2000. Failure of Tenant to notify Landlord in a timely manner shall be deemed an election by Tenant not to terminate the Lease.

Section 2.02 Holding Over

Should Tenant hold the Leased Premises after termination of this Lease, by lapse of time, default, or otherwise, such holding over shall be construed as a tenancy at sufferance only, and Tenant shall pay in advance, as Rent, for each day of such holding, a per diem amount equal to 1/30 of one hundred fifty percent (150%) of the Rent payable for the last month of the Lease Term. No receipt of money by Landlord from Tenant after termination of this Lease shall reinstate or extend this Lease, or affect any prior notice given by Landlord to Tenant, and no extension shall be valid unless in writing, signed by Landlord and Tenant. The foregoing shall not be construed as Landlord’s consent for any such holding over, and Landlord reserves the right to proceed against Tenant for any damages caused thereby.

ARTICLE III—RENT

Section 3.01 Minimum Rent

Tenant shall pay the Minimum Rent to Landlord in monthly installments in advance on or before the first day of each calendar month during the Lease Term as shown in the Basic Lease Provisions. If the Lease Term is extended for a partial month under the terms of Section 2.01(a) hereinabove, then the Lease Months referenced in the Minimum Rent table set out in the Basic Lease Provisions will begin on the first day of the next full calendar month of the Commencement Date and Minimum Rent will be calculated for the partial month at the beginning of the Lease Term at the same rate as is provided with respect to the first Lease Month. Minimum Rent for any partial calendar month will be prorated on a per diem basis.

Section 3.02 Additional Rent

(a) For purposes of this Lease “Operating Expenses” means all of Landlord’s costs and expenses paid or incurred in owning, operating, managing and maintaining the Building for a particular calendar year or portion thereof, including by way of illustration but not limitation: (i) all taxes, assessments and governmental charges of any kind and nature whatsoever levied or assessed against the Building; (ii) any and all assessments levied by the planned unit development owner’s association; (iii) all premiums for any and all insurance maintained in connection with the ownership, operation, maintenance, and/or management of the Building (including but not limited to property and liability coverage); (iv) water, sewer, electrical and other utility charges; (v) service and other charges incurred in the operation and maintenance of the elevators and the heating, ventilation and air-conditioning system (vi) cleaning and other janitorial services; (vii) tools and supplies; (viii) repair costs; (ix) landscape and maintenance costs; (x) security services; (xi) license, permit and inspection fees other than that required for any tenant’s interior improvements; (xii) reasonable management fees; (xiii) wages and related benefits payable to employees who render services to or for the benefit of the Building or tenants of the Building; thereto; (xiv) legal and accounting fees; (xv) trash removal; (xvi) garage maintenance and operating costs; (xvii) the cost of electrical surveys (xviii) reasonable and competitive costs associated with building amenities for the benefit of all tenants; (xviv) capital improvements costing less than five thousand dollars ($5,000) and, in general, all other costs and expenses which would generally be regarded as operating and maintenance costs and expenses, including those which would normally be amortized over a period not to exceed five (5) years. Also included in Operating Expenses is the cost of any capital improvement made to the Building by Landlord after the date of this Lease that is required under governmental law or regulation not applicable to the Building at the time the Building was constructed, amortized over a period Landlord reasonably determines to be the useful life of the improvements, together with an amount equal to interest at the rate often (10) percent per annum on the unamortized balance

All references in this Section 3.02(a) to Operating Expenses mean actual Operating Expenses; provided, however, for any calendar year or partial calendar year in which the rentable area of the Building is not ninety five percent (95%) occupied with all tenants in occupancy and paying full rent, variable Operating Expenses for that period shall be calculated in a manner, and in the amount, that would have been incurred had the Building been ninety five percent (95%) occupied with all tenants in occupancy and paying full rent. Notwithstanding anything to the contrary in the preceding sentence, in no event will Landlord bill tenants of the Building, or collect from tenants of the Building, amounts for reimbursement of Operating Expenses which exceed, in the aggregate, after all adjustments to correct and conform any estimated billings to actual expenses, the actual amount of Operating Expenses incurred by Landlord in any calendar year.

If Landlord installs any device, improvement or equipment which Landlord, reasonably believes will improve the operating efficiency of any system within the Building

(e.g. solar collectors) or reduce Operating Expenses, or any device or equipment that is required to be installed by any government or governmental agency having apparent authority to order that it be installed, then Landlord may add to the Operating Expenses each year during the useful life of the installed device, improvement, or equipment (as the useful life is determined by Landlord) an amount equal to the annual amortization of the cost of the installed device, improvement, or equipment, calculated at the rate often (10) percent per annum over the useful life but in no event more than the actual cost saved as a result of the installation thereof.

(b) Operating Costs shall not include costs for (i) repair, replacements and general maintenance paid by proceeds of insurance or by Tenant or other third parties; (ii) interest, amortization or other payments on loans to Landlord; (iii) leasing commissions; (iv) legal or accounting expenses for services, other than those that benefit the Building tenants generally (e.g., tax disputes); (v) renovating or otherwise improving space for occupants of the Building or vacant space in the Building other than Common Areas; (vi) the costs incurred by Landlord to bring the Building, the Land or any equipment maintained therein in compliance with laws, ordinances, rules, regulations, requirements, directives, guidelines and orders in effect and applicable to the Building as of the date of this Lease; (vii) the cost of any services or materials supplied to other tenants and not to Tenant; (viii) the cost of any services or materials for which Landlord receives reimbursement from other sources; (ix) depreciation on the Building; (x) federal income and/or state franchise taxes imposed on or measured by the income of Landlord from the operation of the Building; (xi) repairs, alterations, additions, improvements, replacements made to rectify or correct any defect in the original design, materials or workmanship of Building or Common Areas other than repairs, alterations, additions, improvements or replacements made as a result of ordinary wear and tear; (xii) damage and repairs attributable to fire or other casualty; (xiii) damage and repairs necessitated by the negligence or willful misconduct of Landlord, Landlord’s employees, contractors or agents; (xiv) executive salaries or salaries of service personnel to the extent that such the services of such persons do not relate to the management, operation, repair or maintenance of the Building; (xv) Landlord’s general overhead expenses not related to the Building; (xvi) costs including permit, license and inspection fees incurred in renovating or otherwise improving, decorating or painting or altering space for tenants or other occupants or of vacant space (excluding Common Areas) in the Building; (xvii) costs incurred due to a violation by Landlord or any other tenant of the Building of the terms and conditions of a lease; and (xviii) cost of any service provided to Tenant or other occupants of the Building for which Landlord is reimbursed has received reimbursement from another source; (xix) Landlord’s costs of electricity and other services or utilities sold to Tenant or other tenants or for which Landlord is entitled to be reimbursed by Tenant or other tenants of the Building as an additional, separately identifiable charge or rental; (xx) costs incurred by Landlord for the removal of any Hazardous Materials within the Building and for any repairs necessitated by such removal, unless Tenant is responsible for bringing the Hazardous Materials onto the Leased Premises; (xxi) any overhead and profit increment paid to subsidiaries or affiliates of Landlord for services at, on, or to the Building to the extent that the costs of such services exceed competitive costs for such services rendered by unaffiliated persons or entities of similar skill, competence and experience; (xxii) interest or penalties on debt or amortization payments on any mortgage or mortgages, and rental or penalties under ground or underlying lease(s); (xxiii) any compensation paid to clerks, attendants, or other person in commercial concessions operated by Landlord; (xxiv) all items and services for which Tenant reimburses Landlord or pays third persons; (xxv) advertising and promotional expenditures; (xxvi) any cost, fines, or penalties incurred due to violation by Landlord of any governmental rule or authority; (xxvii) costs for sculpture, paintings, or other objects of art; (xxviii) costs incurred in the operation of the any concessions; (xxix) in the event Landlord ceases to provide any utilities, but instead allows or requires Tenant to contract directly with the utility provider, or in the event Landlord submeters Tenant’s use of any utilities, Tenant’s pro rata share of Operating Expenses shall be reduced by the amounts Landlord pays to provide any such utilities to the Building except in the Common Areas; (xxx) in the event Landlord leases any space in the Building for use as a restaurant, Landlord will require such operator to separately pay all of its utilities, or else Landlord will not include utilities in the Operating Expenses for which Tenant is charged; (xxxi) any portion of assessments levied by The Terrace PUD Owners Association for capital improvements other than installation or replacement of lighting fixtures, irrigation equipment, landscaping, and signage; and (xxxii) any fees paid to Landlord or any affiliate of Landlord except to the extent such fees are reasonable and competitive.

For the purposes of calculating Tenant’s obligation for the payment of Additional Rent under this Article, if any tenants of the Building are billed separately for any category of Operating Expense (e.g., separately metered utilities) the amount of the separately billed Operating Expenses will not be included in Operating Expenses. For any category of Operating Expense for which one or more tenants of the Building make(s) separate payments, Tenant’s Percentage will be adjusted for that category of Operating Expense by excluding from the denominator thereof the Rentable Area of all tenants making separate payments with respect to such category.

(c) In addition to the Minimum Rent, Tenant shall pay to Landlord as Additional Rent for the Leased Premises, in each calendar year, or partial calendar year, during the Lease Term, an amount equal to Tenant’s Percentage of the Operating Expenses for the calendar year or portion of the calendar year; provided, however, Tenant shall not be required to pay Additional Rent for months one and two of the Lease Term and for any partial month at the beginning of the Lease Term; nor shall Tenant be required to pay Additional Rent in excess of $8.00 per rentable square foot for the first full twelve-month period of the Lease Term. Landlord’s agreement to abate all or some portion of the Minimum Rent as set forth in the Basic Lease Provisions shall not extend to or include an abatement of Additional Rent.

(d) Landlord shall estimate Tenant’s Additional Rent for each subsequent calendar year, and give written notice thereof to Tenant as soon as reasonably possible but in no event later than March 1 of each calendar year. For each calendar year (or partial calendar year) Tenant shall pay to Landlord each month, at the same time the Minimum Rent is due, an amount equal to one-twelfth (1/12) of the estimated annual Additional Rent due provided that, Landlord agrees that in calendar year 1999 and subsequent calendar years Operating Expenses which may be controlled by Landlord shall not increase more than seven and one-half percent (7 1/2%) in any one (1) calendar year. For these purposes Operating Expenses over which Landlord has no control shall include but not be limited to (i.) taxes, assessments and governmental charges or impositions of any kind or nature whatsoever; (ii.) premiums for any and all property, casualty, worker’s compensation and/or other insurance maintained in connection with the ownership, operation, maintenance or management of the Building; or (iii.) impositions, charges or fees of whatever kind or nature for water, sewer, gas, electric or other utilities. For any year during which Additional Rent is due for less than the entire calendar year, Tenant shall pay to Landlord each calendar month during such year, one-twelfth of the estimated Additional Rent that would have been due if Additional Rent had been due throughout that calendar year.

(e) If Operating Expenses increase during a calendar year, Landlord may revise the estimated Additional Rent during such year by giving Tenant written notice to that effect, and thereafter Tenant shall pay to Landlord, in each of the remaining months of that calendar year, an additional amount equal to the amount of the increase in the estimated Additional Rent divided by the number of months remaining in the year.

(f) Within one hundred twenty (120) days after the end of each calendar year Landlord shall prepare and deliver to Tenant a statement showing Tenant’s actual Additional Rent for that calendar year. Within thirty (30) days after receipt of each statement, Tenant shall pay to Landlord, or Landlord shall pay to Tenant or credit against the next Additional Rent payment or payments due from Tenant, if any, as the case may be, the difference between Tenant’s actual Additional Rent for the preceding calendar year and the estimated Additional Rent paid by Tenant during the year.

(g) Tenant will have the right, for a period of one (1) year after the expiration of any calendar year (but not thereafter) to audit Landlord’s books, at Tenant’s cost and expense, to verify the Operating Expenses for such calendar year. If Tenant does not request an audit within one (1) year after the expiration of any particular calendar year, then Tenant will be deemed to have waived any right it may have to an adjustment to Tenant’s Percentage of any Operating Expenses for such calendar year.

(h) Tenant’s right to verify Operating Expenses shall be subject to the following limitations and conditions: (i) Tenant shall have provided Landlord with timely written notice of its desire to verify Operating Expenses and specified a date for such verification not less than fourteen (14) nor more than thirty (30) business days from the delivery of the notice to Landlord; (ii) such review or verification shall take place in Landlord’s offices; and (iii) Tenant and any third party auditor or reviewer employed by Tenant shall execute and deliver to Landlord a confidentiality agreement reasonably acceptable to Landlord and which shall include, among other terms, the agreement of Tenant and such third party not to disclose to any other person (other than Tenant’s attorneys and accountants) the existence of the review, the results of the review and the agreement of any third party not to solicit or conduct verifications or reviews on the part of any other tenant of the Building or the Project.

(i) In the event Landlord and Tenant are unable to agree on the appropriate resolution of any dispute relating to Operating Expenses, the sole and exclusive remedy of Tenant shall be to submit the appropriate determination of Operating Expenses to binding arbitration in Travis County, Texas in accordance with the rules of the American Arbitration Association for commercial disputes. In the event Landlord and Tenant can not agree on a panel of arbiters within ten (10) days after either party notifies the other of its election to submit the matter to arbitration, then Landlord and Tenant shall each appoint an arbitrator and the two arbitrators selected shall appoint the third. All arbitrators selected or appointed for resolution of the dispute shall be unaffiliated with the parties and shall have at least ten (10) years experience in commercial real estate leasing in Travis County, Texas as either an attorney or a licensed real estate broker. The arbitration panel shall render a decision within ninety (90) days of appointment.

Section 3.03 Prepaid Rent

Tenant shall deposit with Landlord, on execution of this Lease, the Prepaid Rental which shall be credited to the first installment(s) of Minimum Rent and Additional Rent due hereunder.

Section 3.04 Rent Payments

(a) All Rent is payable by Tenant at the times and in the amounts specified in this Lease in legal tender of the United States of America to Landlord at Landlord’s management office in the Building, or to any other person or at any other address as Landlord may from time to time designate by notice to Tenant.

(b) Rent is payable by Tenant without notice, demand, abatement, deduction, or set-off except as expressly specified in this Lease. Tenant’s obligation to pay Rent is independent of any obligation of Landlord under this Lease. If any installment of Rent is not paid within five (5) days after it is due, Tenant shall pay to Landlord a late charge in an amount equal to five percent (5%) of the delinquent installment of Rent when it pays the delinquent installment. In addition, if Tenant fails to pay any Rent when the same is due (and which represents amounts not already specified as bearing interest under other provisions of this Lease) then Tenant shall also pay to Landlord interest on the unpaid Rent from the due date until the late paid at the rate of ten percent (10%) per annum (the “Interest Rate”).

Section 3.05 Security Deposit

(a) Tenant shall deliver the Security Deposit to Landlord on or before August 15, 1999 as security for the performance by Tenant of its obligations under this Lease. The Security Deposit shall either be (i) an irrevocable Letter of Credit payable upon demand to Landlord or (ii) in cash. If the Security Deposit is in cash, Landlord agrees to place the Security Deposit in an interest bearing account, with the interest accruing to the benefit of Tenant. The Security Deposit is not an advance payment of Rent or a measure of Landlord’s damages for a default by Tenant. If Tenant defaults in the performance of any of its obligations under this Lease. Landlord may, without prejudice to any other remedy, use the Security Deposit to the extent necessary to make good any arrearages in Rent or any other sum for which Tenant is in default and any other damage, injury, expense, or liability caused to Landlord by the default. If the Security Deposit is in the form of an irrevocable Letter of Credit, Landlord may, upon the occurrence of an uncured act of Default by Tenant, make demand upon the issuing bank for all the proceeds of the Letter of Credit and place any excess funds not required to make good arrearages under the Lease in Landlord’s Security Deposit Account. If Landlord so applies any part of the Security Deposit, Tenant shall pay to

Landlord on demand the amount necessary to restore the Security Deposit to its original amount.

(b) If Tenant is not then in default under this Lease, the Security Deposit shall be automatically reduced as follows:

Anniversary of Commencement Date	Security Deposit Reduces To
1st	$390,000
2nd	$260,000
3rd	$130,000
4th	- 0 -

If the Security Deposit is cash, then after each anniversary of the Commencement Date Landlord shall promptly refund to Tenant any portion of the Security Deposit in excess of the then current amount required; and if the Security Deposit is a letter of credit, Tenant may replace the existing letter of credit with a new letter of credit for the reduced amount then due.

        Landlord shall return any remaining balance of the Security Deposit, if any, to Tenant upon termination or expiration of this Lease and after surrender by Tenant of possession of the Leased Premises to Landlord in accordance with this Lease.

(c) If Landlord assigns its interest in the Leased Premises, Landlord may assign the Security Deposit to the assignee. Landlord will then have no further liability for the return of the Security Deposit after the assignment and Tenant shall look solely to the assignee for the return of the Security Deposit. Tenant may not assign or encumber or attempt to assign or encumber the Security Deposit. Landlord and its successors and assigns are not bound by any actual or attempted assignment or encumbrance of the Security Deposit by Tenant.

ARTICLE IV—UTILITIES AND SERVICES

Section 4.01 Services to be Provided

Provided Tenant is not in default hereunder, Landlord shall furnish or cause to be furnished to the Leased Premises, the utilities and services described below, subject to the conditions and in accordance with the standards set forth herein:

(a) Landlord shall provide automatic elevator service to the Leased Premises twenty-four (24) hours per day, seven (7) days per week.

(b) During Building Standard Hours, Landlord agrees to ventilate the Leased Premises and furnish heat or air conditioning, at such temperatures and in such amounts as is necessary and appropriate for the comfortable occupancy ofthe Leased Premises, reasonably consistent with the standards of “Class A” office buildings in Austin, Texas. Landlord’s obligations to provide heating and air conditioning are subject to any governmental requirements or standards relating to, among other things, energy conservation. Upon reasonable request (in both time and manner) from Tenant, Landlord shall make available at Tenant’s expense heat or air conditioning at times other than Building Standard Hours. The minimum charge and the hourly rate for the use of after hours heat or air conditioning shall be determined from time to time by Landlord and confirmed in writing to Tenant; such charge shall not exceed Landlord’s cost.

(c) Electric lighting for the Common Areas of the Building.

(d) Toilet facilities and hot and cold water for lavatory purposes (at temperatures prescribed by applicable law).

(e) Replacement, as necessary, of all lamps and ballasts in the Building Standard light fixtures within the Common Areas.

(f) Window washing of exterior windows not less than once each year.

(g) Professional landscaping services for all landscaped areas from time to time on the Land.

(h) Display, throughout the Term, on all Building directories of Tenant’s name and suite number.

(i) Janitorial services at times and comparable and reasonably consistent in quality to those being provided by other Class A office buildings in Austin, Texas.

(j) Landlord shall furnish to the Leased Premises at all times, subject to interruptions beyond Landlord’s control and temporary interruptions necessary or appropriate for Building maintenance or equipment installation, electricity sufficient to operate normal office lighting and equipment up to a maximum of six (6) watts per square feet of useable area in the Leased Premises. Tenant shall not install or operate in the Leased Premises any electrically operated machinery or equipment which requires high electricity consumption for operation without the prior written consent of Landlord. In no event may Tenant’s use of electricity exceed the capacity of the feeders to the Building or the risers or wiring installation. Electrical consumption in the Leased Premises, or in any portion of the Leased Premises in which excess electricity is consumed, may, at Landlord’s option, be separately metered. Tenant shall pay on demand all costs associated with any separate metering required by Landlord, including but not limited to installation of any separate metering devices and the costs of all electrical consumption in any areas which are separately metered. The obligation of Landlord to provide or cause to be provided electricity is subject to the rules and regulations of the supplier of electricity and of any municipal or other governmental authority regulating the business of providing electricity. Landlord is not liable or responsible to Tenant for any loss, damage or expense Tenant sustains or incurs if either the quality or character of the electricity is changed or is no longer available or no longer suitable for Tenant’s requirements, provided the change is not due to Landlord’s negligence, intentional misconduct, or breach of this contract. At any time when Landlord is furnishing electricity to the Leased Premises under this subsection, Landlord may, at its option, upon not less than thirty (30) days prior written notice to Tenant, discontinue the furnishing of electricity. If

Landlord gives a notice of discontinuance, Landlord shall make all reasonably necessary arrangements with the public utility supplying the electricity to the Building with respect to connecting electrical service to the Leased Premises and shall, at its expense, install any meters or submeters, but Tenant shall contract directly with the public utility with respect to supplying the electrical service.

Section 4.02 Additional Services

Landlord may impose a reasonable charge, not to exceed its actual cost, for heating, ventilating and air conditioning provided by Landlord at any time other than the Building Standard Hours or for any use beyond what Landlord agrees to furnish or because of special electrical, cooling, and ventilating needs created by Tenant’s telephone equipment, computers, and other equipment or uses.

Section 4.03 Tenant’s Obligations

Tenant shall cooperate fully at all times with Landlord and abide by all regulations and requirements Landlord may reasonably prescribe for the use of all utilities and services.

Section 4.04 Service Interruptions

(a) Landlord does not warrant that the services provided by Landlord will be free from any slow-down, interruption, or stoppage by governmental bodies, regulatory agencies, utility companies, and others supplying services or caused by the maintenance, repair, replacement, or improvement of any equipment involved in the furnishing of the services or caused by changes of services, alterations, strikes, lock-outs, labor controversies, fuel shortages, accidents, acts of God, the elements, or other causes beyond the reasonable control of Landlord. Landlord shall use due diligence to resume the service upon any slow-down, interruption, or stoppage.

(b) No slow-down, interruption, or temporary stoppage of the services may be construed as an eviction, actual or constructive, of Tenant. If all of the services provided by Landlord are interrupted to such an extent that the Leased Premises are not usable by Tenant for a period often (10) consecutive days, then Tenant, as its exclusive remedy, shall be entitled to a rental abatement to a fair and equitable extent until such services are reinstated. Except for such abatement of rent, no slowdown, interruption or temporary stoppage of the services to be provided by Landlord hereunder will in any manner or for any purpose relieve Tenant from its obligations under this Lease. Landlord is not liable for damage to persons or property, or in default under this Lease, as a result of any slow-down, interruption, or temporary stoppage unless and to the extent caused by Landlord’s negligence, intentional misconduct and/or breach of contract.

Section 4.05 Modification

Landlord reserves the right from time to time to make reasonable and nondiscriminatory modifications to the above standards for utilities and services by giving written notice to Tenant.

ARTICLE V—USE AND OCCUPANCY

Section 5.01 Use and Occupancy

(a) The Leased Premises may be used and occupied by Tenant only for general business offices and incidental uses and for no other purpose. Tenant shall use and maintain the Leased Premises in a clean, careful, safe, and proper manner and shall comply with all laws, ordinances, orders, rules, regulations and requirements of any kind imposed by any governmental authority (state, federal, county and municipal) applicable to or having jurisdiction over the use, occupancy, operation, and maintenance of the Leased Premises and the Building, including without limitation, all applicable environmental laws and the Americans With Disabilities Act of 1990 (ADA) (those laws, ordinances, orders, rules, decisions, and regulations hereafter referred to as “Applicable Law” or “Applicable Laws”). Landlord shall comply with all applicable Laws relating to the use, condition, access to and occupancy of the Building. Landlord represents that to the best of its knowledge on the Commencement Date the Leased Premises (if planned and by Landlord’s architect and constructed by a contractor selected by Landlord) and the Building shall comply with Title III of the Americans With Disabilities Act and if the Premises do not so comply, then Landlord shall cause the Premises and the Building to so comply within a reasonable time thereafter.

(b) Tenant may not deface or injure the Leased Premises or the Building or any part thereof or overload the floors of the Leased Premises. Tenant may not commit waste or permit waste to be committed or cause or permit any nuisance on or in the Leased Premises or the Building. Tenant shall pay Landlord on demand as Rent for any damage to the Leased Premises or to any other part of the Building caused by any negligence or willful act or any misuse or abuse (whether or not the misuse or abuse results from negligence or willful acts) by Tenant or Tenant’s agents, employees, licensees, invitees or contractors (hereafter referred to as “Tenant Party” or “Tenant Parties”) or any other person (except Landlord or any of its agents, employees, or contractors) not prohibited by Tenant from entering upon the Leased Premises.

(c) Tenant may not use or allow the Leased Premises to be used for any purpose prohibited by any Applicable Law applicable to the Building. Tenant and each Tenant Party shall conduct its business and occupy the Leased Premises and control all Tenant Parties so as not to create any nuisance or interfere with, annoy, or disturb any other tenants in the Building or Landlord in its management of the Building (or its occupancy of portions of the Building) so as not to injure the reputation of the Building.

(d) Tenant and each Tenant Party shall not erect, place, or allow to be placed any sign, symbol, advertising matter, stand, booth, or showcase in or upon the doorsteps, vestibules,

halls, corridors, doors, walls, windows, or pavement of the Building visible outside the Leased Premises (except for lettering on the door or doors to the Leased Premises as allowed by the Rules and Regulations attached hereto as Exhibit D) without the prior consent of Landlord.

(e) Tenant may not use or allow or permit the Leased Premises to be used in any way or for any purpose that:

(1) is hazardous on account of the possibility of fire or other casualty, or hazardous substances;

(2) increases the rate of fire or other insurance for the Building or its contents or in respect of the operation of the Building; or

(3) renders the Building uninsurable at normal rates by responsible insurance carriers authorized to do business in the State of Texas or renders void or voidable any insurance on the Building.

If insurance premiums are increased because of Tenant’s use of the Leased Premises, then, in addition to any other remedies Landlord may have, Tenant shall pay the amount of the increase to Landlord as Rent within five (5) days after demand.

Section 5.02 Rules and Regulations

Tenant and each Tenant Party shall comply with the rules and regulations (as reasonably changed from time to time as hereinafter provided) attached as Exhibit D (the “Rules and Regulations”). Landlord may at any time reasonably change the Rules and Regulations or promulgate other reasonable Rules and Regulations as Landlord deems advisable for the safety, care, cleanliness, or orderliness of the Building. No changes are effective until a copy of the changes is delivered to Tenant. Tenant is responsible for the compliance with the Rules and Regulations by each Tenant Party. Landlord shall use reasonable efforts to enforce compliance by all other tenants with the Rules and Regulations from time to time in effect, but Landlord is not responsible to Tenant for failure of any person to comply with the Rules and Regulations.

Section 5.03 Quiet Enjoyment

If Tenant pays the Rent when due and timely performs all other obligations of Tenant under this Lease, then Tenant may peaceably and quietly enjoy the Leased Premises and, along with other tenants, the Common Areas, during the Lease Term without any disturbance from Landlord or from any other person claiming by, through, or under Landlord, subject to the terms of this Lease and of the deeds of trust, mortgages, ground leases, ordinances, leases, utility easements, agreements and other matters to which this Lease may be subordinate.

ARTICLE VI—REPAIRS, MAINTENANCE AND ALTERATIONS

Section 6.01 Repair and Maintenance by Tenant

(a) Tenant shall keep the Leased Premises and all fixtures installed by or on behalf of Tenant in good and tenantable condition. Tenant shall promptly make all necessary non-structural repairs and replacements thereto except those caused by fire or other casualty covered by Landlord’s insurance on the Building, all at Tenant’s expense and with the approval of Landlord. All repairs and replacements must be equal in quality to the original work, and all contractors and subcontractors performing such repairs and replacements must comply with the conditions specified in Section 6.02(a) hereinbelow. Without diminishing this obligation of Tenant, if Tenant fails to make or commence making any repairs and replacements within thirty (30) days after the occurrence of the damage or injury, Landlord may at its option make the repairs and replacements and Tenant shall pay Landlord on demand as Rent the costs incurred by Landlord plus an administrative fee equal to fifteen (15) percent of the costs.

(b) Tenant shall pay the cost of repairs and replacements due to damage or injury to the Building or any part thereof caused by any Tenant Party or by any malfunction or misuse of any equipment installed by or on behalf of Tenant. This amount is payable by Tenant to Landlord on demand as Rent, plus interest at the Interest Rate from the date of payment by Landlord until paid by Tenant. If Tenant requests Landlord to perform any maintenance or repairs to the Leased Premises, over and above the services required to be performed by Landlord pursuant to Article IV, Tenant shall pay the actual cost thereof, plus an administrative fee equal to fifteen (15) percent of the actual cost thereof, to Landlord as Rent within five (5) business days after demand.

Section 6.02 Alterations and Additions by Tenant

(a) Tenant may not make or permit any alterations, improvements or additions in or to the Leased Premises or the Building without Landlord’s prior written consent, such consent not to be unreasonably withheld. All alterations, additions and improvements made to, or fixtures or other improvements placed in or upon, the Leased Premises, whether temporary or permanent in character, by either party (except only Tenant’s movable trade fixtures, office furniture and equipment) are a part of the Building and are the property of Landlord when they are placed in the Leased Premises. Alterations, improvements and additions in and to the Leased Premises requested by Tenant must be made in accordance with plans and specifications approved in advance in writing by Landlord. All work must be performed at Tenant’s expense either by Landlord or by contractors and subcontractors approved in advance by Landlord. If the work is not performed by Landlord, then all work performed by Tenant’s contractors and subcontractors is subject to the following conditions:

(1) Each contractor and subcontractor must deliver evidence satisfactory to Landlord that the insurance specified by Landlord is in force prior to commencing work.

(2) Tenant shall insure that all workers are cooperative with Building personnel and comply with all Building Rules and Regulations.

(3) Tenant must deliver to Landlord evidence that Tenant has obtained all necessary governmental permits and approvals for the improvements or alterations prior to starting any work.

(4) All construction must be done in a good and workmanlike manner and is subject to approval by Landlord during and after construction, in its sole discretion.

(5) Lien releases from each contractor and subcontractor must be submitted to Landlord within five days after completion of the work performed by the contractor or subcontractor.

(6) Within thirty (30) days after completion of any improvements or alterations, Tenant at its cost, shall deliver to Landlord two reproducible copies of “as-built” plans and specifications (1/8” scale) for each floor where alterations or improvements were made.

(b) All alterations and improvements must comply with all Applicable Laws. If Tenant’s use of the Leased Premises causes Landlord to make any alterations or improvements to the Building to comply with the provisions of ADA or any other Applicable Laws, Tenant shall reimburse Landlord for the cost of the alterations or improvements upon demand as additional Rent. Neither Landlord’s approval of Tenant’s plans and specifications for the alterations or improvements nor Landlord’s acceptance of Tenant’s as-built plans is a confirmation or agreement by Landlord that the improvements and alterations comply with Applicable Laws.

(c) Within thirty (30) days after Tenant installs any telephone or data cables, whether or not in connection with an alteration or addition to the Leased Premises, Tenant, at its cost, shall deliver to Landlord two reproducible copies of “as-built” plans and specifications (1/8” scale) showing the location of the telephone and data cables.

(d) Tenant may, at Landlord’s option, be required, at Tenant’s sole cost and expense, at the end of the Lease Term to remove all voice and data transmission cables installed by Tenant in the Leased Premises and/or the Building.

Section 6.03 Mechanics’ Liens—Tenant’s Obligations

Tenant may not cause or permit any mechanic’s or materialman’s lien to be placed upon Landlord’s interest in the Building or the Leased Premises or any part thereof or against Landlord’s interest under this Lease by any architect, contractor, subcontractor, laborer, or materialman performing any labor or furnishing any materials to Tenant for any improvement, alteration, or repair of or to the Leased Premises, the Building, or any part thereof. If any lien is filed on Landlord’s interest in the Building or Tenant’s interest in the Leased Premises, Tenant shall cause the same to be discharged of record within twenty (20) days after filing. If Tenant does not discharge the lien within the twenty (20) day period, then, in addition to any other right or remedy of Landlord, Landlord may, but is not obligated to, discharge the lien by paying the amount claimed to be due or by procuring the discharge of the lien by deposit in court or bonding. Any amount paid by Landlord relating to any lien not caused by Landlord, and all reasonable legal and other expenses of Landlord, including reasonable attorneys’ fees, in defending any action or in procuring the discharge of any lien, with interest thereon at the Interest Rate from date of payment by Landlord until paid by Tenant, is payable by Tenant to Landlord on demand as Rent.

Section 6.04 Maintenance and Repair by Landlord

Notwithstanding any inconsistent or contrary language in Section 6.01, Landlord shall be responsible for all maintenance and repairs needed in the Leased Premises within one year of the Commencement Date, except to the extent any such maintenance or repairs are required as a result of the negligence of Tenant. Landlord shall maintain the Building in a clean, and operable condition, and shall not permit or allow to remain any waste or damage to any portion of the Building. Landlord shall keep or cause to be kept (i) the roof, exterior walls, foundations, exterior canopies, gutters and water spouts, truck loading facilities and structural components of the Building, utility services extending to the service connections within the Leased Premises and those improvements located on the exterior of the Leased Premises, (ii) the Common Areas and (iii) all other improvements in a neat, clean and orderly condition (including repair and replacement), reasonable wear and tear excepted, and shall promptly repair any damage to such improvements.

ARTICLE VII—INSURANCE, FIRE AND CASUALTY

Section 7.01 Tenant’s Insurance

(a) Tenant shall, at its expense, maintain at all times a policy or policies of insurance insuring Tenant against all liability for injury to or death of a person or persons and for damage to or destruction of property occasioned by or arising out of or in connection with the use or occupancy of the Leased Premises or by the condition of the Leased Premises (including Tenant’s contractual liability to indemnify and defend Landlord) with a combined single limit of $1,000,000 for bodily injury and property damages, or with increased limits as may be required from time to time by Landlord by giving notice to Tenant. Tenant’s policies must be written by an insurance company or companies satisfactory to Landlord and licensed to do business in the State of Texas with Landlord and Landlord’s manager named as additional insureds without restriction. If Tenant has an umbrella or excess policy, Tenant shall name Landlord and Landlord’s manager as additional insureds without restriction on all layers of umbrella or excess policies. Tenant shall obtain a written obligation on the part of each insurance company to notify Landlord at least fifteen (15) days prior to cancellation of the insurance.

(b) Tenant shall deliver copies of its insurance policies or duly executed certificates of insurance to Landlord prior to occupying any part of the Leased Premises. Tenant shall deliver satisfactory evidence of renewals of the insurance policies to Landlord at least thirty (30) days prior to the expiration of the respective policies. If Tenant fails to comply with these insurance requirements, Landlord may obtain the insurance and Tenant shall pay to Landlord on demand as additional Rent the premium cost thereof plus interest at the Interest Rate from the date of payment by Landlord until paid by Tenant.

(c) Tenant shall insure that all contractors, subcontractors, moving companies and others performing work of any type for Tenant in the Building shall comply with the insurance requirements set out on Exhibit E attached hereto and incorporated herein by reference, as such requirements may be revised from time to time by Landlord.

Section 7.02 Landlord’s Insurance

Landlord shall, at all times during the Lease Term, maintain a policy of insurance insuring the Building against loss or damage by fire, explosion or other hazards and contingencies in amounts determined by Landlord. Tenant agrees that all personal property upon the Leased Premises shall be at the risk of Tenant only that the Landlord shall not be liable for any damage thereto or theft thereof. Tenant will not permit anything to be done which will in any way increase the rate of fire and casualty insurance on the Building or contents. If by reason of any act or conduct of business of Tenant there shall be any increase in the rate of insurance on the Building or contents created by Tenant’s acts or conduct of business, such act or conduct shall constitute an event of default under this Lease and Tenant agrees to pay Landlord the amount of such increase on demand.

Section 7.03 Fire or Other Casualty

(a) If the Leased Premises or any part thereof are damaged by fire or other casualty, Tenant shall give prompt notice thereof to Landlord. If the Building is so damaged by fire or other casualty that, in Landlord’s reasonable opinion and discretion, substantial alteration or reconstruction of the Building is required or desirable (whether or not the Leased Premises are damaged) or if any mortgagee under a mortgage or deed of trust covering the Building requires that the insurance proceeds payable as a result of the fire or other casualty be used to retire the mortgage debt, Landlord may, at its sole option, terminate this Lease by giving Tenant notice of termination within sixty (60) days after the date of the damage. If Landlord terminates this Lease under this Section, the Rent shall abate as of the date of the damage.

(b) If Landlord does not elect to terminate this Lease, Landlord shall, within seventy-five (75) days after Landlord’s receipt of insurance proceeds relating to the damage, commence to repair and restore the Building (except that Landlord is not responsible for delays outside its control) to substantially the same condition in which it was immediately prior to the casualty. Landlord is not required to rebuild, repair, or replace any part of Tenant’s furniture or furnishings or fixtures and equipment removable by Tenant under the provisions of this Lease. Landlord is not liable for any inconvenience or annoyance to Tenant or any Tenant Party or injury to the business of Tenant resulting in any way from casualty damage or the repairs; provided, during the time and to the extent the Leased Premises are unfit for occupancy, Landlord shall either furnish Tenant with comparable office space at prevailing market rates or a fair diminution of Rent, the choice of which is at Landlord’s sole discretion.

(c) If the damages are caused by the negligence or willful misconduct of Tenant or any Tenant Party, Tenant shall pay to Landlord on demand as Additional Rent any damages in excess of the amount paid by insurance proceeds received by Landlord. Any insurance carried by Landlord or Tenant against loss or damage to the Building or to the Leased Premises is for the sole benefit of the party carrying the insurance and under its sole control.

Section 7.04 Waiver of Subrogation

Each party waives all claims that arise or may arise in its favor against the other party, or anyone claiming through or under them, by way of subrogation or otherwise, during the

Lease Term or any extension or renewal thereof, for all losses of, or damage to, any of its property (whether or not the loss or damage is caused by the fault or negligence of the other party or anyone for whom the other party is responsible), which loss or damage is covered by valid and collectible fire and extended coverage insurance policies, to the extent that the loss or damage is recovered under the insurance policies. These waivers are in addition to, and not in limitation of, any other waiver or release in this Lease with respect to any loss or damage to property of the parties. Since these mutual waivers preclude the assignment of any claim by way of subrogation (or otherwise) to an insurance company (or any other person), each party shall immediately give each insurance company issuing to it policies of fire and extended coverage insurance written notice of the terms of these mutual waivers, and have the insurance policies properly endorsed, if necessary, to prevent the invalidation of the insurance coverages by reason of these waivers.

ARTICLE VIII—CONDEMNATION

(a) If all or substantially all of the Building is taken for any public or quasi-public use under any governmental law, ordinance or regulation or by right of eminent domain or is sold to the condemning authority in lieu of condemnation, then this Lease will terminate as of the date when physical possession of the portion of the Building is taken by the condemning authority.

(b) If this Lease is not terminated upon any taking or sale of less than all or substantially all of the Building:

(1) The Rent will be reduced by an amount representing that part of the Rent properly allocable to the portion of the Leased Premises taken or sold, if any; and

(2) Landlord shall, at Landlord’s sole expense, restore the Building to substantially its former condition to the extent reasonably deemed feasible by Landlord, but:

(A) Landlord’s restoration obligation does not exceed the scope of the work done by Landlord in originally constructing the Building and installing Tenant finish improvements in the Leased Premises; and

(B) Landlord is not required to spend for the work an amount in excess of the amount received by Landlord as compensation or damages (over and above amounts going to the mortgagee of the property taken) for the part of the Building so taken.

(c) Landlord is entitled to receive all of the compensation awarded upon a taking of any part or all of the Building, including any award for lost rent for the unexpired Lease Term, but excluding any additional value of the unexpired Least Term, the unamortized value of any improvements made by Tenant at its expense and any award for its moving costs and damages to Tenant’s personal property.

ARTICLE IX—INDEMNIFICATIONS AND WAIVER

Section 9.01 Limitations on Liability of Landlord: Waiver

(a) Landlord is not liable to any Tenant or any Tenant Party or any other person, and Tenant waives any liability of Landlord, for:

(1) any injury or damage to person or property due to the condition or design of, or any defect in, the Building that exists now or occurs in the future, except for Landlord’s gross negligence or willful misconduct;

(2) any injury or damage to person or property due to the Building or related improvements or appurtenances being out of repair, or defects in or failure of pipes or wiring, or backing up of drains, or the bursting or leaking of pipes, faucets and plumbing mixtures, or gas, water, steam, electricity, or oil leaking, escaping, or flowing into the Leased Premises, unless caused by Landlord’s willful misconduct or gross negligence;

(3) any loss or damage caused by the acts or omissions of other tenants in the Building or of any other persons, excepting only the willful misconduct or gross negligence of duly authorized employees and agents of Landlord; or

(4) any loss or damage to property or person occasioned by theft, fire, act of God, public enemy, injunction, riot, insurrection, war, court order, requisition, order of governmental authority, and any other cause beyond the control of Landlord.

(b) Notwithstanding the foregoing or anything else to the contrary contained in this Lease, the liability of Landlord to Tenant or any Tenant Party for any default or indemnity by Landlord under this Lease is limited to the interest of Landlord in the Building. Neither Landlord nor any partner, employee, agent, director, or officer of Landlord has any personal liability for any amounts payable or obligations performable by Landlord under this Lease.

Section 9.02 Limitations on Liability of Tenant: Waiver

(a) Tenant is not liable to Landlord or any Landlord Party or any other person, and Landlord waives any liability of Tenant, for:

(1) any injury or damage to person or property due to the condition or design of or any defect in, the Building that exists now or occurs in the future, except for Tenant’s gross negligence or willful misconduct;

(2) any injury or damage to person or property due to the Building or related improvements or appurtenances being out of repair, or defects in or failure of pipes or wiring, or backing up of drains, or the bursting or leaking of pipes, faucets and plumbing mixtures, or gas, water, steam, electricity, or oil leaking, escaping, or flowing into the Leased Premises, unless caused by Tenant’s willful misconduct or gross negligence;

(3) any loss or damage caused by the acts or omissions of other tenants in the Building or of any other persons, excepting only the willful misconduct or gross negligence of duly authorized employees and agents of Tenant; or

(4) any loss or damage to property or person occasioned by theft, fire, act of God, public enemy, injunction, riot, insurrection, war, court order, requisition, order of governmental authority, and any other cause beyond the control of Tenant.

Section 9.03 No Implied Waiver

The failure of either party to insist at any time upon the strict performance of any of the terms of this Lease or to exercise any option, right, power or remedy contained in this Lease is not a waiver of the right or remedy for the future. The waiver of any breach of this Lease or violation of the Rules and Regulations attached hereto does not prevent a subsequent act, which would have originally constituted a breach or violation, from having all the force and effect of an original breach or violation. No express waiver affects any terms other than the ones specified in the waiver and those only for the time and in the manner specifically stated. Acceptance by Landlord of any Rent after the breach of any of the terms of this Lease or violation of any Rule or Regulation is not a waiver of the breach or violation or the right to collect applicable late charges and interest. No waiver by either party of any of the terms of this Lease is effective unless expressed in writing and signed by such party.

Section 9.04 Hazardous Materials

(a) Tenant has no liability or responsibility with respect to Hazardous Substances, if any, which were placed or located within the Leased Premises or the Building prior to the Effective Date, but Tenant may not, except as otherwise provided herein:

(1) cause or permit the escape, disposal, or release in the Leased Premises or the Building of any biologically active, chemically active, or hazardous substances or materials (hereafter referred to as “Hazardous Substances”); or

(2) bring or permit or allow any Tenant Party to bring, any Hazardous Substances into the Leased Premises or the Building.

The term Hazardous Substances includes, but is not limited to, those described in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., the Texas Water Code, the Texas Solid Waste Disposal Act, and other applicable state or local environmental laws and the regulations adopted under those acts.

(b) If any lender or governmental agency requires testing to ascertain whether or not a release of Hazardous Substances has occurred in or on the Leased Premises or the Building based on probable cause that a release occurred and was caused by any Tenant or Tenant Party, then Tenant shall reimburse the reasonable costs of the testing to Landlord on demand as Rent.

(c) Tenant shall execute affidavits, representations, and the like from time to time at Landlord’s request concerning Tenant’s best knowledge and belief regarding the presence of Hazardous Substances in the Leased Premises and the Building.

(d) Tenant shall indemnify Landlord in the manner elsewhere provided in this Lease from any release of Hazardous Substances in or on the Leased Premises or the Building caused or permitted by any Tenant or Tenant Party.

(e) The provisions of this Section 9.05 survive the expiration or earlier termination of this Lease.

(f) Tenant is specifically authorized to bring into and use in the Leased Premises, subject to all applicable laws, (1) any cleansers and office products customarily used in similar office-use situations and (2) solvents, chemicals and materials used by Tenant for cleaning, repairing and/or preparing parts and equipment used by Tenant in its operations.

(g) In the event Tenant is advised that the Building and/or Leased Premises contain Hazardous Materials that pose a significant health risk to Tenant’s employees and invitees, Tenant shall promptly notify Landlord in writing. If Landlord fails to remediate such problem within ninety (90) days thereafter, and if Tenant is not responsible for the presence of the Hazardous Materials, then Tenant may, in addition to any other remedies it may have, terminate this Lease.

ARTICLE X—ASSIGNMENT AND SUBLETTING

10.01	No Assignment or Subletting Without Consent.

(a) Except as provided herein, Tenant may not, without Landlord’s prior written consent: (1) assign or transfer this Lease or any interest therein, (2) permit any assignment of this Lease or any interest therein by operation of law, (3) sublet the Leased Premises or any part thereof, (4) grant any license, concession, or other right of occupancy of any portion of the Leased Premises; (5) mortgage, pledge, or otherwise encumber its interest in this Lease; or (6) permit the use of the Leased Premises by any parties other than Tenant and its employees.

(b) For the purposes of the foregoing prohibition on assignment and subletting without Landlord’s consent, i) the sale, transfer or issuance of a majority of the issued and outstanding capital stock of any corporate tenant however accomplished, whether in a single transaction or a series of unrelated transactions, except with regard to a public offering of stock in Tenant; ii) the sale transfer or issuance of a majority of the total interest in any partnership tenant, however accomplished, whether in a single transaction or a series of unrelated transactions; or iii) a take over agreement or similar arrangement under which one or more of the obligations of Tenant under this Lease are assumed by another party, shall be deemed to be an assignment of the Lease by Tenant.

(c) In the event Tenant desires the consent of Landlord to an assignment or subletting, Tenant shall submit to Landlord not less than thirty (30) days prior to the effective date of the assignment or subletting a written notice of such fact which shall include copies of the final form of the documentation of the assignment or sublease and sufficient information to permit Landlord to determine the identity, character and financial condition of the proposed assignee or subtenant.

(d) Notwithstanding any contrary or inconsistent language herein, Tenant may assign or transfer all or any portion of this Lease to any entity which controls, is controlled by, or under common control with Tenant.

10.02 Landlord’s Consent.

(a) Landlord’s consent hereunder shall not be unreasonably withheld; provided, however, in granting or withholding its consent Landlord shall be entitled to take into consideration all relevant factors including without limitation, the credit worthiness of the proposed subtenant or assignee, the nature of the business and business reputation of the proposed subtenant or assignee (including without limitation proposed uses and parking requirements), the term of the sublease or assignment and the rental rate under the proposed sublease or assignment including the impact of such rate on Landlord’s marketing of space within the Building. Landlord may, if it so elects, withhold its consent if the proposed subtenant or assignee is a government entity. Landlord may withhold or condition its consent subject to execution and delivery of an appropriate sublease or assignment which shall include such terms and conditions as Landlord may reasonably require including provisions for notice to Landlord, prohibition on further assignment or subleasing without Landlord’s consent and indemnification of Landlord by the subtenant or assignee. Landlord may, subject to its obligation to mitigate its damages, withhold its consent to any proposed assignment or sublease if an Event of Default has occurred and is continuing, or an event has occurred which, with the giving of notice, or the passage of time, or both, could constitute any Event of Default.

(b) In the event the Minimum Rent paid by any assignee or subtenant exceeds the Minimum Rent due from Tenant, Landlord shall be entitled to receive one-half (1/2) of such excess in addition to the Minimum Rent after Tenant has first recovered any leasing commissions, improvement costs and other transactional costs incurred in effecting their sublease or assignment. Landlord’s consent to any assignment or subletting, is not a waiver of Landlord’s right to approve or disapprove any subsequent assignment or subletting.

(c) Notwithstanding the consent by Landlord to any assignment or subletting, Tenant and any guarantor of Tenant’s obligations under this Lease shall remain jointly and severally liable for the payment of Rent and performance of all other obligations under this Lease.

(d) Upon receipt of the written notice from Tenant described in Section 10.01(c) Landlord may, of it so elects, terminate the Lease as to that portion of the Leased Premises which Tenant desires to sublease or assign. Landlord may exercise this option to terminate by written notice to Tenant at any time prior to Landlords written consent to the assignment or sublease. In the event Landlord elects to exercise this right to terminate the Lease, Tenant shall surrender possession of the Leased Premises to Landlord on the later of i) the proposed date of possession of the Leased Premises by the assignee or subtenant; or ii) ninety (90) days after the date of Landlord’s notice of termination to Tenant.

ARTICLE XI—DEFAULT

Section 11.0 Default

(a) Each of the following shall constitute an “Event of Default” by Tenant:

(1) The Tenant abandons all or any part of the Leased Premises and fails to pay one or more installments of Minimum Rent or Additional Rent due hereunder; or, if Tenant is a corporation or partnership, Tenant dissolves or liquidates; or

(2) The filing of a petition to declare Tenant a bankrupt or to delay, reduce or modify Tenant’s debts or obligations, or for the appointment of a receiver or trustee of Tenant or its property or for the winding up or liquidation of its affairs; or if Tenant makes an assignment of the benefits of Tenant’s creditors or admits in writing Tenant’s inability to pay the debts due; or, if Tenant dissolves or liquidates; or,

(3) The failure of Tenant to pay when due any subsequent installment of Minimum Rent, or Additional Rent, or any other money payments due hereunder, or any part thereof, and such failure shall continue for a period of five (5) days after Landlord has delivered to Tenant written notice of such failure. Provided, however, if Tenant fails to pay installments of Rent, Additional Rent, or any other money payments due hereunder on a timely basis: (i) on two or more occasions during any calendar year; or (ii) in two or more consecutive calendar months, then Landlord will thereafter have no obligation in such calendar year to deliver any notice of default to Tenant under the terms hereof and an “Event of Default” will be deemed to have occurred immediately upon the failure of Tenant to pay when due any installment of Rent, Additional Rent, or any other money payments due hereunder in the same year, without any grace period and without necessity of Landlord delivering any notice of default to Tenant); or

(4) The failure of Tenant to fulfill or perform in whole or in part, any agreement or provision of this Lease which is an obligation upon Tenant, other than the payment of Rent, Additional Rent or any other money amounts due hereunder, and such failure or nonperformance shall continue for a period of thirty (30) days after written notice thereof has been given by Landlord to Tenant , provided, however, that if such nonperformance cannot reasonably be cured within a thirty (30) day period, Tenant shall not be in default if it commences its curative efforts within the thirty (30) day time period and proceeds diligently thereafter to cure the problem.

(b) Upon the occurrence of any Event of Default, Landlord shall have the option to do any one or more of the following without any notice or demand, in addition to and in limitation of any other remedy permitted by law or by this lease:

(1) Landlord may terminate this Lease and forthwith repossess the Leased Premises and be entitled to recover forthwith as damages a sum of money equal to the total of: (i) the cost of recovering the Leased Premises (including attorneys’ fees and costs of suit);

(ii) the unpaid Rent earned at the time of termination, plus interest thereon at Interest Rate; (iii) the entire amount of the total Rent payable during the remainder of the Lease Term; and (iv) any other sum of money and damages owed by Tenant to Landlord.

(2) Landlord may terminate Tenant’s right of possession (but not this Lease) and may repossess the Leased Premises by forcible entry or detainer suit or otherwise, without demand or notice of any kind to Tenant and without terminating this Lease, in which event Landlord shall attempt to relet the Leased Premises for the account of Tenant for such rent and upon such terms as shall be reasonably satisfactory to Landlord, in Landlord’s reasonable discretion. For the purpose of such reletting, Landlord is authorized to make any repairs, changes, alterations, or additions in or to Leased Premises which Landlord may consider to be necessary, in Landlord’s reasonable judgment. If Landlord shall fail to relet the Leased Premises, then Tenant shall pay to Landlord as damages a sum equal to the amount of the Rent and all other sums due hereunder, plus the cost of recovering possession of the Leased Premises, plus interest on all of the foregoing at the Interest Rate. If the Leased Premises are relet and a sufficient sum is not realized from such reletting (after paying the cost of recovering possession of the Leased Premises, plus all of the costs and expenses of repairs, changes, alterations, and additions to the Leased Premises, plus all expenses of reletting the Leased Premises, plus interest on all of the forgoing at the Interest Rate) to satisfy the Rent provided for in this Lease to be paid, plus all other sums owed by Tenant to Landlord, plus interest on all of the foregoing at the Interest Rate, then Tenant shall satisfy and pay any such deficiency to Landlord upon demand therefor from time to time, and Tenant agrees that Landlord may file suit to recover any sums falling due under the terms of this paragraph from time to time, and that no delivery or recovery of any portion due Landlord hereunder shall be any defense to any subsequent action brought for any amount not theretofore reduced to judgment in favor of Landlord, nor shall such reletting be construed as an election on the part of Landlord to terminate this Lease unless a written notice of such intention be given to Tenant by Landlord. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach.

(3) Landlord may make such payments and/or take such actions (including, without limitation, entering upon or within the Leased Premises, by force if necessary) and do whatever Tenant is obligated to do under the terms of this Lease, and Tenant covenants and agrees to reimburse Landlord on demand for any expenses which Landlord may incur in effecting compliance with Tenant’s obligations under this Lease, together with interest thereon at the Interest Rate from the date paid by Landlord.

(4) At any time after an Event of Default by Tenant has occurred hereunder, Landlord shall have the right, subject to any applicable laws, to change or modify door locks on entry doors to the Leased Premises, and/or terminate all utility services to the Leased Premises, and such right to modify or change locks and/or terminate utility services shall continue so long as Tenant is in default hereunder. Landlord shall not be obligated to furnish Tenant with a new key or to allow Tenant to enter the Leased Premises, or to reinstate any terminated utility services until and unless Tenant has cured any default hereunder. Landlord may take such action as is required to cure any breach or default by Tenant hereunder and bill Tenant for any reasonable expenses incurred by Landlord in curing such breach, and Tenant shall be obligated to pay such bill immediately upon its receipt by Tenant.

(5) After terminating this Lease or Tenant’s right to possession of the Leased Premises, Landlord may, without notice to Tenant or any other party, remove any and all personal property located in the Leased Premises and either dispose of or store such personal property at Tenant’s expense.

(6) In addition to the other remedies provided in this Lease, Landlord shall be entitled, to the extent permitted by applicable law, to injunctive relief in case of the violation or attempted or threatened violation, of any of the provisions of this Lease, or to a decree compelling performance of any other provisions of this lease, or to any other remedy allowed at law or in equity.

Notwithstanding any other remedy or provision set forth in this Lease: (i) this Lease may be terminated by Landlord only by written notice of such termination to Tenant given in accordance with the notice provisions of this Lease, and no other act or omission of Landlord shall be construed as a termination of this Lease; (ii) all rights and remedies of Landlord herein or existing at law or in equity are cumulative and the exercise of one or more rights or remedies shall not be taken to exclude or waive the right to the exercise of any other; (iii) Tenant agrees that acceptance of full or partial payments by Landlord after notice of termination or forfeiture will not constitute a waiver of the default, termination, or forfeiture unless Landlord agrees to a waiver in writing, nor affect any legal proceedings taken or to be taken by Landlord except to reduce Tenant’s obligation to Landlord by the amount of such payment; and (iv) waiver by Landlord of any defaults or breaches by Tenant of any provisions of this Lease shall not bar Landlord thereafter from requiring prompt performance by Tenant of the obligations of this Lease, nor shall Landlord be barred thereafter from immediate exercise of any of Landlord’s rights or remedies in case of continuing or subsequent default or violation by Tenant.

Section 11.02 Landlord’s Lien

Tenant acknowledges that Landlord has a statutory lien on certain of Tenant’s property.

Section 11.03 Mitigation of Damages

(a) Both Landlord and Tenant shall each use commercially reasonably efforts to mitigate any damages resulting from a default of the other party under this Lease.

(b) Landlord and Tenant agree to the following criteria in connection with Landlord’s obligation to mitigate damages after a default by Tenant under this Lease:

(1) Landlord will have no obligation to enter into contracts or leases with any other prospective tenants of the Leased Premises until and unless Landlord obtains full and complete possession of the Leased Premises, including without limitation, the final and unappealable legal right to relet the Leased Premises free of any claim of Tenant.

(2) Landlord will not be obligated to offer the Leased Premises to a prospective tenant when other premises suitable for that prospective tenant’s use are (or soon will be) available in the Building or in any other building which is located in the vicinity of the

Building and which is owned by Landlord.

(3) Landlord will not have any obligation to lease the Leased Premises for any rental which is unreasonably less than the current rate then prevailing for similar space in the Building (or if no similar space is available in the Building, the current fair market rental then prevailing for similar space in comparable buildings in the same market area as the Building) nor shall Landlord be obligated to enter into a new lease under any terms or conditions that are unreasonably unacceptable to Landlord under Landlord’s then current leasing policies for comparable space in the Building.

(4) Landlord will not be obligated to enter into any lease with any prospective tenant whose presence or operations in the Building would: (i) unreasonably disrupt the tenant mix or balance of the Building; (ii) violate any restriction, covenant or requirement contained in the lease of another tenant in the Building; (iii) adversely and unreasonably affect the reputation of the Building; or (iv) be incompatible with the operation of the Building as a first class office building.

(5) Landlord will not be obligated to enter into a lease with any prospective tenant which does not have, in Landlord’s sole judgment and opinion, sufficient financial resources and operating experience to operate the Leased Premises in a first class manner and meet its financial obligations.

(6) Landlord will not be required to expend any amount of money to alter, remodel or otherwise make the Leased Premises suitable for use by any prospective tenant.

(7) Landlord will have no obligation to expend any unreasonable sums of money to market the Leased Premises.

If Landlord makes the Leased Premises available for reletting under the criteria set forth hereinabove, Landlord will be deemed to have fully satisfied Landlord’s obligation to mitigate damages under this Lease and under any law or judicial ruling in effect on the date of this Lease or at the time of Tenant’s default, and Tenant hereby waives and releases, to the fullest extent legally permissible, any right to assert in any action by Landlord to enforce the terms of this Lease, any defense, counterclaim, or rights of set-off or recoupment respecting the mitigation of damages by Landlord (or alleged failure by Landlord to adequately mitigate its damages), unless and to the extent Landlord fails to act in accordance with the requirements of this Section 11.03.

ARTICLE XII—MISCELLANEOUS PROVISIONS

Section 12.01 Rights Reserved by Landlord

Landlord reserves the following rights, which may be exercised by Landlord at any time and from time to time without notice and without liability to Tenant or Tenant Party for damage or injury to property, persons, or business. Tenant agrees that the exercise by Landlord of any of the following rights will not create or give rise to any eviction, constructive or actual, or disturbance of Tenant’s use or possession or giving rise to any claim for set-off or abatement of Rent. The rights reserved by Landlord hereunder are as follows:

(a) To change the Building’s name or street address.

(b) To install, affix, and maintain any signs on the exterior and interior of the Building.

(c) To designate and approve, prior to installation, all types of window shades, blinds, drapes, awnings, window ventilators, and similar equipment, and to control all internal lighting that is visible from the exterior of the Building.

(d) To designate, restrict, and control all sources within the Building (but outside the Leased Premises) where Tenant may obtain ice, drinking water, towels, toilet supplies, catering, food and beverages, and like or other services on the Leased Premises and, in general the exclusive right to designate, limit, restrict and control any business and any service in or to the Building and its tenants.

(e) To enter upon the Leased Premises at any time in an emergency; otherwise, to enter only at reasonable hours and following reasonable written notice to Tenant to inspect, clean, or make repairs or alterations to the Leased Premises (but without any obligation to do so, except as expressly specified in this Lease), to make repairs or alterations to any part of the Building or the Building systems (including adjacent premises), to show the Leased Premises to prospective lenders, purchasers, and, during the last twelve (12) months of the Lease Term, to show the Leased Premises to prospective tenants at reasonable hours and, if the Leased Premises are vacant, to prepare them for re-occupancy. Tenant shall have the right to accompany Landlord and/or its agents or employees at any time they are in the Leased Premises except during emergencies.

(f) To retain at all times, and to use in appropriate instances, keys to all doors within and into the Leased Premises. No locks may be changed or added without the prior consent of Landlord.

(g) To decorate and make repairs, alterations, additions, changes, or improvements, whether structural or otherwise, in and about the Building and for those purposes and following reasonable written notice to Tenant, to enter upon the Leased Premises and, during the continuance of the work, temporarily close doors, entryways, public space, and corridors in the Building, to interrupt or temporarily suspend Building services and facilities, and to change the arrangement and location of entrances or passageways, doors and doorways, corridors, elevators, stairs, toilets, or other public parts of the Building, all without abatement or set-off of Rent or affecting any of Tenant’s obligations under this Lease, so long as the Leased Premises are reasonably accessible. Provided, however, that Landlord will use its best efforts to minimize any inconvenience to Tenant as a result of any decoration, repairs, etc.

(h) To have and retain a paramount title to the Leased Premises and the Building free and clear of any act of Tenant purporting to burden or encumber the Leased Premises or the Building.

(i) To grant to anyone the exclusive right to conduct any business or render any service in or to the Building, provided the exclusive right does not operate to exclude Tenant from the uses expressly permitted in this Lease.

(j) To approve the weight, size, and location of safes, heavy equipment, file cabinets, book shelves, and other heavy items in and about the Leased Premises and the Building and to require all those items and all furniture to be moved into and out of the Building and the Leased Premises only at times and in a manner specified by Landlord. Movements of Tenant’s property into or out of the Building and within the Building are entirely at the risk and responsibility of Tenant. To require permits before allowing any significant portion of Tenant’s property to be moved into or out of the Building.

(k) To have access for Landlord and other tenants in the Building to any mail chutes or other depositories located on the Leased Premises according to the rules of the United States Postal Service.

(l) To take reasonable measures as Landlord deems advisable for the security of the Building and its occupants including, without limitations the search of all persons entering or leaving the Building, the evacuation of the Building for cause, suspected cause, or for drill purposes, the temporary denial of access to the Building, and the closing of the Building after Building Standard Hours, subject to Tenant’s right to admittance when the Building is closed after Building Standard Hours under reasonable regulations Landlord may prescribe from time to time.

(m) To transfer, assign or convey, in whole or in part, the Building and Landlord’s rights under this Lease. If Landlord transfers, assigns, or conveys its rights under this Lease, Landlord is released from any further obligations under this Lease and Tenant shall look solely to the successor in interest of Landlord for performance of the obligations of “Landlord” under this Lease.

Section 12.02 Taxes on Tenant’s Property

Tenant shall pay, and indemnify, defend, and hold Landlord harmless against, all taxes levied or assessed against personal property, furniture, fixtures, or other improvements placed by or for Tenant in the Leased Premises. If any taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s property and if Landlord is required to pay the taxes or if the assessed value of Landlord’s property is increased by inclusion of personal property, furniture, fixtures, or other improvements placed by or for Tenant in the Leased Premises and Landlord elects to pay the increased taxes, Tenant shall pay to Landlord on demand as additional Rent that part of the taxes for which Tenant is liable under this Section.

Section 12.03 Attorneys’ Fees and Legal Expenses

If either party files litigation concerning the interpretation or enforcement of this Lease, the prevailing party is entitled to recover from the losing party the prevailing party’s reasonable attorneys’ fees, court costs, and expenses, both at the trial level and at the appellate level.

Section 12.04 Subordination

(a) This Lease and all rights of Tenant under this Lease are subject and subordinate to:

(1) any mortgage or deed of trust secured by a lien against the Building;

(2) all increases, renewals, modifications, consolidations, replacements, and extensions of any mortgage or deed of trust; and

(3) all leases, restrictions, easements, and encumbrances recorded in the Real Property Records of Travis County, Texas, to the extent they validly affect the Building.

Tenant shall, upon demand at any time or times, execute, acknowledge, and deliver to Landlord, or to Landlord’s mortgagee, any instruments that may be requested by Landlord or any mortgagee of Landlord’s to more effectively effect or evidence this subordination to any mortgage or deed of trust.

(b) If any mortgage or deed of trust against the Building is foreclosed, Tenant shall, upon request by the purchaser at the foreclosure sale:

(1) attorn to the purchaser and recognize the purchaser as “Landlord” under this Lease; and

(2) execute, acknowledge, and deliver to the purchaser an instalment in appropriate form acknowledging the attainment.

(c) Tenant waives the provisions of any statute or rule of law, now or hereafter in effect, that may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of Tenant under this Lease if any foreclosure sale occurs. This Lease is not affected in any way whatsoever by any foreclosure sale unless the holder(s) of the indebtedness or other obligations secured by the mortgages or deeds of trust declare otherwise.

(d) As a condition to Tenant’s agreement to these provisions, Landlord shall provide Tenant with a nondisturbance agreement, the form of which is mutually agreeable to Landlord and Tenant, from all of Landlord’s mortgagees and/or ground lessors and the property owners’ association.

Section 12.05 Estoppel Certificates

Tenant shall, from time to time within ten (10) days after receipt of a request for same, execute, acknowledge, and deliver to Landlord an Estoppel Certificate in substantially the form attached as Exhibit F.

Section 12.06 Financial Statements

Tenant will, within thirty (30) days after receipt of a request for same no more than once per year, furnish to Landlord updated financial statements of Tenant and any guarantor of Tenant’s obligations under this Lease, including without limitation, the latest audited statements of Tenant and any guarantor, plus updated balance sheets reflecting the current assets and liabilities of Tenant and any guarantor. If Tenant becomes a publicly held company, Tenant may satisfy this section by providing its then current publicly issued financial statements. Landlord will be authorized to deliver such financial statements to any existing or proposed partner, investor, lender or purchaser, or any agent or employee of any such parties. Provided, however, Landlord agrees to keep such information strictly confidential and to require any person with whom it shares the information to do likewise.

Section 12.07 Notices

All notices, requests, approvals, and other communications required or permitted to be delivered under this Lease must be in writing and are effective:

(a) on the same business day sent, if sent by telecopier prior to 5:00 P.M., Austin, Texas time and the sending telecopier generates a written confirmation of sending;

(b) the next business day after delivery on a business day to a nationally-recognized-overnight-courier service for prepaid overnight delivery;

(c) in orderly delivery of the mail is not then disrupted or threatened, in which event some method of delivery other than the mail must be used, 3 days after being deposited in the United States mail, certified, return receipt requested, postage prepaid; or

(d) upon receipt if delivered personally or by any method other than by telecopier (with written confirmation), nationally-recognized-overnight-courier service, or mail;

in each instance addressed to Landlord or Tenant, as the case may be, at the address or the addresses (if more than one) and the telecopier numbers specified for such party in the Basic

Lease Provisions, or to any other address or addresses either party may designate by 10 days’ prior notice to the other party.

Section 12.08 Business Purpose

Tenant represents that this Lease is executed by Tenant, and all obligations of Tenant arising out of this Lease are, primarily for business or commercial purposes and not for personal, family, or household purposes.

Section 12.09 Severability

Each of the terms of this Lease is, and must be construed to be, separate and independent. If any of the terms of this Lease or its application to any person or circumstances is to any extent invalid and unenforceable, the remainder of this Lease, or the application of that term to persons or circumstances other than those as to which it is invalid or unenforceable, are not affected thereby.

Section 12.10 No Merger

The fact that the same person may acquire or hold, directly or indirectly, this Lease or the leasehold estate hereby created or any interest in this Lease or in the leasehold estate as well as the fee estate in the Leased Premises or any interest in the fee estate does not cause a merger of this Lease or of the leasehold estate hereby created with the fee estate in the Leased Premises.

Section 12.11 Force Majeure

When this Lease prescribes a period of time for action to be taken by Landlord, Landlord is not liable or responsible for, and there is excluded from the computation for the period of time, any delays due to strikes, acts of God, shortages of labor or materials, war, governmental laws, regulations, restrictions, or any other cause of any kind that is beyond the control of Landlord.

Section 12.12 Gender

Words of any gender used in this Lease include any other gender and words in the singular number include the plural, unless the context otherwise requires.

Section 12.13 Joint and Several Liability

If there is more than one Tenant, the obligations imposed upon Tenant under this Lease are joint and several. If Tenant is a general or limited partnership, each general partner of Tenant is jointly and severally liable for the obligations imposed upon Tenant under this Lease.

Section 12.14 No Representations

Landlord or Landlord’s agents made no representations or promises with respect to the Leased Premises or the Building except as expressly set forth in this Lease. No rights, easements, or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in this Lease.

Section 12.15 Entire Agreement; Amendments

This Lease is the entire agreement between the parties and supersedes all negotiations, considerations, representations, and understandings between Landlord and Tenant prior to the date hereof. No act or omission of any employee or agent of Landlord or of Landlord’s Broker may alter, change, or modify any of the terms of this Lease. No amendment or modification of this Lease is binding unless expressed in a written instrument executed for that purpose by Landlord and Tenant.

Section 12.16 Section Headings

The section headings in this Lease are for convenience only and in no way enlarge or limit the scope or meaning of the paragraphs in this Lease.

Section 12.17 Binding Effect

All terms of this Lease are binding upon the respective heirs, personal representatives, successors, and, to the extent assignment is permitted, assigns of Landlord and Tenant.

Section 12.18 Counterparts

This Lease may be executed in two or more counterparts, each of which is deemed an original and all of which together constitute one and the same instrument.

Section 12.19 Rental Tax

Tenant shall pay as Rent all sales, excise, or other taxes (other than income), including without limitation, any rental taxes which may be enacted hereafter, imposed upon Rent or upon services provided by Landlord or upon Landlord in an amount measured by Rent received by Landlord.

Section 12.20 No Personal Liability of Landlord

If Landlord shall fail to perform any covenant, term or condition of this Lease and, as a consequence, if Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only out of the proceeds received at a judicial sale upon execution and levy against the right, title and interest of Landlord in the Building and in the rents or other income from the Building receivable by Landlord, and neither Landlord nor Landlord’s affiliate companies nor their respective owners, partners, venturers, shareholders, directors or officers shall have any personal, corporate or other liability hereunder. Tenant covenants and agrees not to bring suit against: (i) the owners, partners, venturers, shareholders, directors or officers of Landlord and/or affiliate of Landlord; or (ii) any affiliate of Landlord.

Section 12.21 Authority to Sign Lease

If Tenant is a corporation or a partnership (general or limited), each person(s) signing this Lease as an officer or partner of Tenant represents to Landlord that such person(s) is authorized to execute this Lease without the necessity of obtaining any other signature of any other officer or partner, that the execution of this Lease has been authorized by the board of directors of the corporation or by the partners of the partnership, as the case may be, and that this Lease is fully binding on Tenant. Landlord reserves the right to request evidence of the approval of this Lease and authorization of Tenant’s signatories to bind Tenant, which evidence shall be satisfactory in form and content to Landlord and its counsel.

Section 12.22 Execution and Approval of Lease

Employees and agents of Landlord and of Landlord’s Broker have no authority to make or agree to make a lease or any other agreement or undertaking in connection herewith. The submission of this Lease for examination and negotiation is not an offer to lease, agreement to reserve, or option to lease the Leased Premises. This Lease is effective and binding on Landlord only upon the execution and delivery of this Lease by Landlord and Tenant.

ARTICLE XIII—ADDITIONAL AGREEMENTS

All additional agreements between Landlord and Tenant, if any, with respect to this Lease and the Leased Premises are set out on Exhibit G attached hereto and incorporated herein by reference.

ARTICLE XIV—EXHIBITS AND ATTACHMENTS

The following exhibits are attached to and made a part of this Lease: Exhibit A [Land], Exhibit B Leased Premises], Exhibit C [Building Core and Shell], Exhibit D [Building Rules and Regulations], Exhibit E [Insurance Requirements], Exhibit F [Estoppel Certificate], Exhibit G [Additional Agreements], and Exhibit H [Option to Extend Lease Term]. The Tenant Work Letter is also attached.

This Lease is executed in multiple originals as of the Effective Date.

LANDLORD:

DESTA TWO PARTNERSHIP, LTD., a Texas limited partnership

By:	DESTA TWO MANAGEMENT CORP., a Texas corporation, its general partner

By:	/s/ L. PAUL LATHAM
L. Paul Latham, President

TENANT:

SIGMATEL, INC.

By:	/s/ H. SPENCE JACKSON
Name:	H. SPENCE JACKSON
Title:	CEO & PRESIDENT

Solely for the purpose of acknowledging and agreeing to the provisions of Exhibit G, paragraph 3:

W & G Partnership Ltd.,
A Texas limited partnership

By:	ClayDesta L.P.
Its General Partner

By:	ClayDesta Operating L.L.C.
Its General Partner

By:	/s/ L. PAUL LATHAM
L. Paul Latham
Its President

EXHIBITS AND ATTACHMENTS:

Exhibit A:	Land
Exhibit B:	Leased Premises
Exhibit C:	Building Core and Shell
Exhibit D:	Building Rules and Regulations
Exhibit E:	Insurance Requirements
Exhibit F:	Estoppel Certificate
Exhibit G:	Additional Agreements
Exhibit H:	Option to Extend Lease Term
Attachment:	Tenant Work Letter

EXHIBIT A

to Lease by and between

Desta Two Partnership, Ltd.

and

SigmaTel, Inc.

LAND DESCRIPTION

Lot One (1), Block “C”, THE TERRACE, SECTION FOUR, a subdivision in Travis County, Texas, according to the map or plat thereof, recorded in Volume 97, Page(s) 115-116 of the Plat Records of Travis County, Texas.

EXHIBIT B

to Lease by and between

Desta Two Partnership, Ltd.

and

SigmaTel, Inc.

FLOOR PLAN

EXHIBIT C

to Lease by and between

Desta Two Partnership, Ltd.

and

SigmaTel, Inc.

BUILDING CORE AND SHELL

Landlord shall furnish to the Premises at its expense:

1.	Equipment to provide primary and secondary distribution of heating, ventilation and air-conditioning (“HVAC”) to the Leased Premises in accordance with plans and specifications of the Building.

2.	Acoustical tile and lay-in acoustical tile ceiling grid inventory.

3.	Recessed fluorescent light fixtures up to a maximum to one fixture per 80 usable square feet of floor space within the Leased Premises.

4.	Fire sprinklers, configured to a minimum standard layout of one sprinkler head per 225 usable square feet of floor space in the Leased Premises, or other configuration in compliance with building codes, existing and operational.

5.	Complete HVAC system (including all mechanical equipment and ductwork) configured to minimum Building Standard requirements, existing and operational, including high and medium pressure ducts and operational VAV boxes.

6.	Electrical panels, both high and low voltage, with available circuit space in a ratio commensurate with the area of the floor or floors in the Building to be occupied by Tenant, existing and operational, on each floor in the electrical closet. Tenant’s total load requirement shall not exceed six (6) watts per usable square feet in the Leased Premises, light and power.

7.	Building standard window treatments installed throughout.

8.	Restrooms and other Common Areas, if any, on the same floor of the Building as the Leased Premises will be finished and clean.

EXHIBIT D

to Lease by and between

Desta Two Partnership, Ltd.

and

SigmaTel, Inc.

BUILDING RULES AND REGULATIONS

1.	No birds, animals, reptiles, or any other creatures (other than seeing eye dogs) may be brought into or about the Building.

2.	Nothing may be swept or thrown into the corridors, halls, elevator shafts, stairways or other Common Areas.

3.	Tenant may not create a nuisance, or do or permit anything which, in Landlord’s reasonable judgment, interferes in any way with or annoys other tenants or persons having business with them.

4.	No equipment of any kind may be operated on the Leased Premises that could reasonably annoy any other tenant in the Building.

5.	Tenant shall cooperate with Building employees in keeping the Leased Premises neat and clean.

6.	Corridor doors, when not in use, must be kept closed.

7.	No bicycles or similar vehicles are allowed in the Building.

8.	Tenant shall refer all contractors, contractor’s representatives, and installation technicians rendering any service on or to the Leased Premises for Tenant to Landlord for Landlord’s approval and supervision for performance of any contractual service. This provision applies to all work performed in the Building, including installation of telephones, telephone equipment, electrical devices, and attachments and installations of any nature affecting floors, walls, woodwork, trim, windows, ceiling, equipment, or any other physical portion of the Building.

9.	No nails, hooks or screws may be driven into or inserted in any part of the Building outside of the Leased Premises except by Building maintenance personnel.

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10.	Sidewalks, doorways, vestibules, halls, stairways and similar areas may not be obstructed by Tenant or used for any purpose other than ingress and egress to and from the Leased Premises, or for going from one part of the Building to another part of the Building. No furniture may be placed in front of the Building or in any lobby or corridor without prior consent of Landlord.

11.	Any Tenant who desires to enter the Building after Building Standard Hours, may be required to sign in upon entry and sign out upon leaving, giving the location during their stay and their time of arrival and departure.

12.	All deliveries must be made via the service entrance and service elevator during Building Standard Hours or at other times as Landlord may determine. Prior approval must be obtained from the Landlord for all deliveries that are received after Building Standard Hours.

13.	Landlord or its agents or employees may enter the Leased Premises to examine the same or to make repairs, alterations, or additions as Landlord deems necessary for the safety, preservation, or improvement of the Building.

14.	Landlord may require Tenant and any Tenant Party to evacuate the Building in the event of an emergency or catastrophe.

15.	Tenant may not do anything, or permit anything to be done, in or about the Building, or bring or keep anything in the Building that in any way increases the possibility of fire or other casualty, or do anything in conflict with the valid laws, rules, or regulations of any governmental authority.

16.	Tenant shall notify the Building manager when safes or other equipment are to be taken into or out of the Building. Moving of those items must be done under the supervision of the Building manager, after receiving approval from Landlord.

17.	Landlord may prescribe the weight and position of safes and other heavy equipment that may over-stress any portion of the floor. All damage done to the Building by the improper placing of heavy items that over-stress the floor will be repaired at the sole expense of the Tenant.

18.	No food may be distributed from Tenant’s office without the prior approval of the Building manager.

19.	No additional locks may be placed on any doors without the prior consent of Landlord. All necessary keys must be furnished by Landlord and must be surrendered to Landlord upon termination of this Lease. Tenant shall then give Landlord the combination for all locks on the doors and vaults.

20.	All Tenant Parties shall comply with parking rules and regulations as may be posted and distributed from time to time.

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21.	Plumbing and appliances may be used only for the purposes for which constructed. No sweeping, rubbish, rags, or other unsuitable material may be thrown or placed therein. Any stoppage or damage resulting to any fixtures or appliances from misuse by any Tenant or Tenant Party is payable by Tenant.

22.	No signs, posters, advertisements, or notices may be painted or affixed on any windows, doors, or other parts of the Building, except in colors, sizes, and styles, and in places, approved in advance by Landlord. Landlord has no obligation or duty to give this approval. Building standard suite identification signs will be prepared by a sign writer approved by Landlord. The cost of the Building standard signs is payable by Tenant. Landlord may remove all unapproved signs without notice to Tenant, at the expense of Tenant. Directories will be placed by Landlord, at Landlord’s expense, in conspicuous places in the Building. No other directories are permitted.

23.	No portion of the Building may be used as lodging rooms or for any immoral or unlawful purposes.

24.	Tenant may not operate, for persons other than its employees, agents and invitees or allow the operation of any coin or token operated vending machine or similar device for the sale of any goods, wares, merchandise, food, beverages, or services, including but not limited to pay lockers, pay toilets, scales, amusement devices and machines for the sale of beverages, foods, candy, cigarettes or other commodities, without the prior consent of Landlord.

25.	Tenant must obtain Landlord’s prior written approval, which is at Landlord’s sole discretion, for installation of any solar screen material, window shades, blinds, drapes, awnings, window ventilators, or other similar equipment and any window treatment of any kind whatsoever. Landlord may control all internal lighting that is visible from the exterior of the Building and may change any unapproved lighting without notice to Tenant, at Tenant’s expense.

26.	Landlord may rescind any of these Rules and Regulations and make other future Rules and Regulations as in the reasonable judgment of Landlord are from time to time needed for the safety, protection, care, and cleanliness of the Building, the operation thereof, the preservation of good order therein, and the protection and comfort of its tenants, their agents, employees, and invitees. Those rules, when made and notice thereof given to a Tenant, are binding upon the Tenant in the same manner as the original rules.

27.	Tenant shall at all times keep a chair pad under every chair that has rollers, is located in a carpeted area, and is not designed for rolling on carpeted areas.

28.	Tenant shall not permit any Tenant Party to hold, carry, smoke, or dispose of a lighted cigar, cigarette pipe, or any other lighted smoking equipment in any common area of the Building.

29.

No provision in the Lease or these Rules and Regulations should be construed in any manner as permitting, consenting to or authorizing Tenant to violate requirements under the Americans With Disabilities Act (“ADA”) or the Texas Architectural Barriers Act (TABA), and any provision of the Lease or these Rules and Regulations which could be construed as

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authorizing a violation of ADA or TABA shall be interpreted in a manner which permits compliance with ADA and TABA, and the Lease and these Rules and Regulations are deemed to permit such compliance.

30.	Tenant will not knowingly permit any Tenant Party to bring any handgun, firearm or other weapons of any kind into or about the Building. Tenant has no obligation to check any Tenant Party for guns or weapons.

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EXHIBIT E

to Lease by and between

Desta Two Partnership, Ltd.

and

SigmaTel, Inc.

INSURANCE REQUIREMENTS

All contractor, subcontractors, suppliers, service providers, moving companies and others performing work of any type for Tenant in the Building shall:

•	carry the insurance listed below with companies acceptable to Landlord; and

•	furnish Certificates of Insurance to Landlord evidencing required coverages at least ten (10) days prior to the expiration dates of certificates previously furnished.

Certificates of Insurance must provide for thirty (30) days prior written notice of cancellation or material change to Landlord, c/o ClayDesta Corporation, Six Desta Drive, Suite 2750, Midland, Texas 79705, Attention: Senior Property Manager.

1.	Commercial General Liability: This insurance policy must:

a. Be written on a standard liability policy form (sometimes known as commercial general liability insurance) but without exclusionary endorsements that may delete coverage for products/completed operation, personal and advertising injury, blanket contractual, fire legal liability or medical payments.

b. Be endorsed to provide that:

•	aggregate limits, if any, apply separately to each of the injured’s jobs or projects away from premises owned by or rented to the insured;

•	the insurance is primary and non-contributory to any insurance provided by Landlord; and

•	include the following minimum limits:

$1,000,000	General Aggregate
$1,000,000	Products—Completed Operations Aggregate
$500,000	Personal & Advertising Injury
$500,000	Each Occurrence
$50,000	Fire Damage (Any one fire)
$5,000	Medical Expense (Any one person)

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2.	Automobile Liability: Automobile liability insurance for claims of ownership, maintenance or use of owned, non-owned and hired motor vehicles at, upon or away from the Building with the following minimum limits:

$500,000	Combined Single Limit Bodily Injury and Property Damage per Occurrence

3.	General Requirements: All policies must be:

•	written on an occurrence basis and not on a claims-made basis;

•	endorsed to name as additional insured Landlord, Manager and their respective officers, directors, employees, agents, partners and assigns;

•	primary and non-contributing with, and not in excess of, any other insurance available to Tenant, Landlord and Manager (or any other entity named as an additional insured); and

•	written by an insurer authorized to do business in the State of Texas for the type of insurance provided in the policy.

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EXHIBIT F

to Lease by and between

Desta Two Partnership, Ltd.

and

SigmaTel, Inc.

ESTOPPEL CERTIFICATE

, 19

RE:	Office Lease dated , 199 , between Desta One Partnership, Ltd. (“Landlord”) and (“Tenant”), a (as amended, the “Lease”), , Austin, Texas (the “Building”)

Dear                         :

Tenant understands that either (1) you are purchasing the Building from Landlord and are relying on this Estoppel Certificate in making your purchase or (2) you are making a loan to Landlord that will be secured by the Building and you are relying on this Estoppel Certificate in making your loan.

For $10.00 and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Tenant ratifies the Lease and certifies and agrees as follows:

1.	Tenant is occupying and conducting business in the Leased Premises.

2.	The Minimum Rent under the Lease is $ per month payable in advance on the first day of each calendar month. Minimum Rent is paid through .

3.	The Lease is in full force and effect and Tenant has not assigned or subleased its interest in the Lease except as specified on Schedule A attached to this Estoppel Certificate.

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4.	A true and correct copy of the Lease and all amendments thereto is attached as Schedule B to this Estoppel Certificate.

5.	The Lease is the entire agreement between Landlord and Tenant concerning the Leased Premises.

6.	The Lease Term expires on , .

7.	Except as specified on Schedule A, each of the obligations of Landlord to be performed to date under the Lease has been performed. Without limitation on the foregoing, Tenant agrees and represents that Landlord has satisfied all of its obligations, if any, regarding the installation of leasehold improvements except as specified on Schedule A.

8.	No Event of Default by Tenant or default by Landlord has occurred under the Lease and is continuing and no act or omission has occurred that with the giving of notice or passage of time or both would constitute an Event of Default by Tenant except as specified on Schedule A.

9.	Tenant is not entitled to any abatements, set-offs, or deductions from Rent under the Lease except as specified in Schedule A.

10.	No Rent has been paid more than one month in advance.

11.	The Security Deposit is $ .

12.	Tenant agrees that upon the acquisition of the Building by any purchaser of the Building (“Purchaser”) or by any lender foreclosing any lien against the Building (“Lender”), Tenant will attorn and does attorn and agrees to recognize and does recognize such Purchaser or Lender as landlord on the condition that such Purchaser or Lender agrees to recognize the Lease subject to the rights and remedies thereunder of Landlord in the event of a default by Tenant; provided however, that such Purchaser or Lender shall have no liability or responsibility to Tenant, whether arising out of the Lease, by operation of law, or otherwise, for any cause of action or matter not disclosed herein or that accrues after such Purchaser or Lender ceases to own a fee interest in the Building.

13.	Tenant agrees to execute such documents as any Purchaser or Lender reasonably requests for the purpose of subordinating the Lease to any mortgage or deed of trust to be placed upon the Building from time to time, provided that such subordination is subject to Tenant’s continued quiet enjoyment of the Leased Premises for so long as Tenant is not in default under the Lease. Tenant further agrees to execute and deliver any estoppel certificates requested by any Purchaser or Lender from time to time in connection with the sale or encumbrance of the Leased Premises or the Building.

14.	Tenant certifies that there are no unpaid bills relating to any materials furnished or labor performed in connection with the construction of any improvements to the Leased Premises by, through or under Tenant, and no liens have been filed against the Leased Premises or the

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Building in connection with the construction of any improvements to the Leased Premises or the Building by, through or under Tenant.

15.	Tenant hereby releases Landlord and each Purchaser and Lender from any and all liabilities, claims and/or obligations of any kind or nature arising under the Lease and/or in connection with the Leased Premises which relate to any matters or events occurring on or before the date of this Estoppel Certificate.

16.	This Tenant Estoppel Agreement is made and given with the understanding that any Purchaser or Lender may rely on it in purchasing the Building or in making a loan which is secured by a lien against the Building, and that the certifications and representations made herein shall survive such acquisition or loan.

Defined terms in the Lease have the same meanings in this Estoppel Certificate.

, a

By:
Name:
Title:

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SCHEDULE A

1.	List any assignments or subleases or state NONE:

2.	List any Events of Default by Tenant or defaults by Landlord that have occurred and are continuing or any acts or omissions that have occurred that with the giving of notice or passage of time or both would constitute an Event of Default by Tenant or state NONE:

3.	List any abatements, set-offs or deductions from Rent to which Tenant is entitled at this time or state NONE:

SCHEDULE B

COVER PAGE FOR COPIES OF LEASE AND AMENDMENTS

EXHIBIT G

to Lease by and between

Desta Two Partnership, Ltd.

and

SigmaTel, Inc.

ADDITIONAL AGREEMENTS

1.	Parking.

(a) During the initial Lease Term, and any extension thereof, Landlord shall provide to Tenant the number of unreserved parking spaces specified in the Basic Lease Provisions at no charge to Tenant. In addition, Tenant shall have the right to contract for the use of up to five (5 reserved spaces at a cost of $40.00 per space per month. All of such parking spaces will be in the parking garage (the “Garage”) for the Building and Landlord will issue to Tenant one parking permit for each parking space. Prior to issuance of the parking permits, Tenant must deliver to Landlord a list of the automobile license numbers of Tenant’s employees who will be using the permit. Provided, however, that Tenant may allow its customers and invitees to use any reserved spaces, and such persons will not be required to have permits. If any permit is lost, damaged or not returned to Landlord on request, payment of replacement fee must be delivered to Landlord before a replacement permit is issued to Tenant. Tenant shall not have the right to lease or otherwise use more parking spaces than the number set forth in the Basic Lease Provisions.

(b) All Tenant Parties must comply with all traffic, security, safety, and other rules and regulations promulgated from time to time with respect to the Garage.

(c) Landlord shall not be responsible for money, jewelry, automobiles or other personal property lost in or stolen from the Garage regardless of whether such loss or theft occurs when the Garage or other areas therein are locked or otherwise secured against entry. Except as caused by the gross negligence or willful misconduct of Landlord, Landlord shall not be liable for any loss, injury or damage to persons using the Garage or automobiles or other property therein, it being agreed that, to the fullest extent permitted by law, the use of the Garage and the spaces shall be at the sole risk of Tenant and its employees.

(d) Landlord shall have the right from time to time to promulgate reasonable rules and regulations regarding the Garage, the spaces and the use thereof, including, but not limited to, rules and regulations controlling the flow of traffic to and from various parking areas, the angle and direction of parking and the like. Tenant shall comply with and cause its employees to comply with all such rules and regulations as well as all reasonable additions and amendments thereto.

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(e) Tenant shall not store or permit its employees to store any automobiles in the Garage without the prior written consent of Landlord. Except for emergency repairs, Tenant and its employees shall not perform any work on any automobiles while located in the Garage or on the Property. If it is necessary for Tenant or its employees to leave an automobile in the Garage overnight, Tenant shall provide Landlord with prior notice thereof designating the license plate number and model of such automobile.

(f) Landlord shall have the right to temporarily close the Garage or certain areas therein in order to perform necessary repairs, maintenance and improvements to the Garage.

(g) Tenant shall not assign or sublease any of the spaces without the consent of Landlord, Landlord shall have the right to terminate the parking agreement with respect to any spaces that Tenant desires to sublet or assign.

(h) For each parking space covered under this Agreement, Tenant will have one (1) parking permit which may be evidenced and controlled by a parking sticker or other mechanism, device or system specified by Landlord from time to time. With respect to such permits Tenant covenants and agrees as follows:

(i) Only one (1) vehicle per permit shall have access to the Garage.

(ii) Tenant shall at all times maintain with Landlord a list of permits held by Tenant, which list shall be in form, scope, and substance reasonably satisfactory to Landlord, and shall identify each individual to whom a permit has been issued, the vehicle used by such individual, and the license plate number of such vehicle.

(iii) Tenant shall immediately report to Landlord any lost permit, and Tenant shall pay Landlord’s then current charge for replacement permits. Tenant shall be charged for each permit which is not surrendered to Landlord at the time such surrender is required hereunder.

(iv) In the event of unauthorized or improper use of a permit, as determined by Landlord in its sole judgment, Landlord may withdraw the permit and terminate Tenant’s right to use the permit, all without terminating or otherwise affecting Tenant’s responsibilities, obligations, and liabilities under this Lease. Notwithstanding the foregoing, however, if such unauthorized or improper use of a permit is made by an employee of Tenant without Tenant’s knowledge, consent, or approval, then such employee may be barred by Landlord from using the permit and any parking spaces in the Garage, and Landlord may permit Tenant to reissue the permit to another employee of Tenant subject to the provisions of this parking agreement.

(v) Each permit shall at all times remain the property of Landlord, and Tenant shall surrender all permits to Landlord immediately upon termination of this Lease.

(i) Tenant shall indemnify and hold harmless Landlord from and against all claims, losses, liabilities, damages, costs, and expenses (including, but not limited to, attorneys’ fees and court costs) arising or alleged to arise out of the use of any parking permit issued

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hereunder. If any of the parking spaces covered by the permits provided to Tenant hereunder become unavailable for use by Tenant at any time or from time to time during the Lease Term whether due to casualty or any other cause, the charges hereunder with respect to the applicable permits shall abate until such spaces again become available for use by Tenant, but otherwise this Lease shall continue in full force and effect.

2.	Signage.

Landlord agrees to allow Tenant, at Tenant’s sole cost and expense, to (i) place a prominent sign on the exterior of the Building at a place mutually agreeable to Landlord and Tenant; and (i) place a monument sign on the land at a prominent location mutually agreeable to Landlord and Tenant. The signs may display Tenant’s name and logo (if any). The signs shall conform to the design and aesthetics of other signage within The Terrace Development and must be approved by the Architectural Committee of The Terrace Property Association.

3.	Right of First Refusal for Leasing of Building Three.

Provided that this Lease continues in full force and effect, without default by Tenant, Tenant shall have a right of first refusal to the leasing of the next building constructed by Landlord and/or its affiliates in The Terrace P.U.D. which is projected to be built on Block A, Lot 2, according to the preliminary Plat of The Terrace P.U.D., Revision 5, dated April 15, 1999 (herein “Building 3”). Landlord warrants that it has full right and authority to grant this right of first refusal regarding Building 3. This right of first refusal is subject to the following terms and conditions:

(i) If Landlord shall have an offer from a third party to lease all Building 3, which offer is acceptable to Landlord, Landlord shall deliver to Tenant a written notice specifying all of the material terms of the offered lease. Tenant shall have three (3) business days from the delivery of such notice to accept the proposed lease. If within the three (3) business days period Tenant does not give Landlord written notice of its acceptance of the proposed lease, then Landlord shall be entitled to complete its negotiations with the third party.

(ii) If Tenant exercises its Right of First Refusal, it shall be required to lease such refusal space on the terms specified in the offer, except that Tenant may use the space for the same purposes allowed herein. If Tenant fails or refuses to exercise its Right of First Refusal, Landlord may lease such space to the third party on terms and conditions which do not materially differ from those stated in the notice to Tenant.

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EXHIBIT H

to Lease by and between

Desta Two Partnership, Ltd.

and

SigmaTel, Inc.

OPTION TO EXTEND LEASE TERM

A.	If Tenant is not in default under this Lease at the time of exercise of this option or at the commencement of the extended Lease Term, Tenant shall have two (2) options to extend the Lease Term. The first option shall be for an extension term of five (5) years commencing on the next day after the initial Expiration Date. Tenant may extend the Lease Term by giving Landlord an extension notice at least six (6) months, but not more than nine (9) months prior to the initial expiration date (“Extension Notice”). If Tenant timely gives a valid Extension Notice, the Lease Term is extended for five (5) years upon the same terms as in the Lease, except that the Rent and other applicable terms adjust based on the Market Rate (defined below) and Tenant has no further option to extend the Lease Term. The second option shall be for an extension term of five (5) years commencing on the next day after the first extension term. Tenant may extend the Lease Term by giving Landlord an extension notice at least six (6) months, but not more than nine (9) months, prior to the expiration of the first extension term. If Tenant timely gives a valid Extension Notice, the Lease Term is extended for an additional five (5) years upon the same terms as in the Lease, except that the Rent and other applicable terms adjust based on the Market Rate (defined below) and Tenant has no further option to further extend the Lease Term.

B.	Within thirty (30) days after Landlord receives either of Tenant’s Extension Notices, Landlord shall deliver a notice to Tenant specifying the Market Rate. If Tenant does not approve Landlord’s designation of Market Rate, then Tenant, as its sole remedy, may, within five (5) days after the date of Landlord’s designation, request arbitration of such Market Rate in accordance with the following procedure; failure to take any action shall be deemed to be a waiver of the renewal election. Landlord and Tenant each shall select one qualified (MAI) appraiser and inform the other as to its selection within five (5) business days after the date Tenant receives Landlord’s designation of Market Rate (the “Designation Date”). Those two appraisers shall select a third qualified (MAI) appraiser within ten (10) business days after the Designation Date. In order to be “qualified,” each of said appraisers shall have at least three (3) years of experience appraising leasehold interests under commercial leases in Austin, Texas. Landlord and Tenant shall each bear the cost of its appraiser and one-half ( 1/2) of the cost of the third appraiser. Said three appraisers shall determine the Market Rate in accordance with the parameters set forth herein by mutual agreement within thirty (30) business days after the Designation Date. If all of said appraisers fail to agree on the Market Rate within thirty (30) business days after the Designation Date, but two of said appraisers can so agree, then the Market Rate as determined by such two appraisers shall be controlling. If none of said appraisers can agree on the Market Rate within such time period, then an average shall be taken of the two closest determinations thereof and such average shall be controlling (except that if the median of the three rates provided by the appraisers is also the average of the three, it shall be controlling).

C.	The term Market Rate means the minimum rent, parking, refurbishment allowance and other inducements that Landlord quotes for space similar to the Leased Premises in the Building for a five (5) year term commencing on the same date as the extension term, as determined by Landlord in its reasonable discretion.

D.	Tenant may not assign this extension option to any assignee of the Lease, nor may any sublessee or assignee exercise this extension option.

E.	If the Lease Term is extended under this Exhibit, Landlord shall prepare, and Landlord and Tenant will execute and deliver an amendment to the Lease extending the Lease Term.

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TENANT WORK LETTER

This Tenant Work Letter is attached to and made a part of and is entered into of even date with that certain Lease Agreement (“the Lease”) by and between DESTA TWO PARTNERSHIP, LTD. (“Landlord”) and SigmaTel, Inc. (“Tenant”). All terms defined in the Lease and delineated herein by initial capital letters have the same meanings herein as are ascribed to such terms in the Lease, except to the extent that the meaning of any such term is specifically modified by the provisions hereof.

In consideration of the mutual covenants herein contained, Landlord and Tenant mutually agree as follows:

1.	Susman, Tisdale, Gayle (“Architect”) has been requested to prepare and submit to Landlord and Tenant a space plan depicting Tenant’s proposed improvements to the Leased Space (the “Space Plan”). Upon completion, the Space Plan is to be reviewed and approved by both Landlord and Tenant. Copies or the Space Plan are to be initialed for identification by Landlord and Tenant. Architect will utilize the Space Plan to prepare the following architectural and mechanical drawings and specifications: a.) complete finished and detailed architectural drawings and specifications for Tenant’s partition layout, reflected ceiling, telephone and electrical outlets, and finish schedule for improvements to the Leased Premises; and, b.) complete mechanical drawings and specifications necessary for installation of air conditioning and heating systems and ductwork, and electrical facilities for the (together the “Working Drawings”). If Tenant desires to make any changes or modifications to the Working Drawings, such changes and modifications must be delivered to Architect in sufficient time to allow Architect to have issued revised Working Drawings available for bidding by contractors on September 1, 1999.

2.	All construction will be performed by contractors retained by Landlord. If Tenant reasonably objects to the bid of any subcontractor, Landlord agrees to competitively bid that portion of the work to the open market. Landlord will, at its sole cost, provide a completed building core and shell which shall include the items set forth on Exhibit C to the Lease. Landlord will also provide Tenant a construction allowance (the “Allowance”) to: (a.) first, to pay for the cost of preparing space plans, architectural drawings, mechanical drawings and specifications; and (b.) second, to pay for the cost of constructing leasehold improvements in and about the Leased Premises in accordance with the Working Drawings. The Allowance shall be an amount calculated by multiplying (a) the total Rentable Area of the Leased Premises as defined in Section 1.01 of the Lease, and (b) Twenty Five and No/100/Dollars ($25.00).

3.	There will be no rebate to Tenant or reduction in Rent because of Tenant’s desire to utilize less than the total amount of the Allowance to finish the Leased Premises; provided, however, if the cost of finishing the improvements to the Leased Premises in accordance with the Working Drawings is less than the amount of the Allowance, Tenant may utilize such sums to install additional improvements in the Leased Premises. If Tenant desires to change or substitute improvements to the Leased Premises from those in the Working Drawings,

1

credits, if any, for the omitted or added items must be agreed upon in writing before the work is commenced.

4.	Tenant may make changes in the Working Drawings subsequent to September 1, 1999 and during the construction of the Leased Premises; provided, however, that: a) Tenant will be responsible for all costs relating to such changes; b) Tenant will be responsible for the consequences of any delay resulting from such changes; and, c) all changes must be accomplished through written change orders which are submitted to Landlord and approved in writing by Landlord. In the event Tenant requests a change to the Working Drawings, before implementing that change, Landlord will provide Tenant with an estimate of any change in costs as well as any delay in construction which may be occasioned by Tenant’s requested change and provide Tenant with the opportunity to withdraw the requested change based on Tenant’s evaluation of the increased cost or delay resulting from the proposed change. The foregoing provisions are not intended to imply that Landlord has any obligation to consent to any proposed omission or substitution with respect to the Working Drawings; rather, such consent by Landlord may be withheld, denied, or conditioned in any manner and to any extent, in Landlord’s reasonable discretion.

5.	The cost of completing the improvements to the Leased Premises in accordance with the Working Drawings will be paid by Landlord out of the Allowance; provided, however, that if the cost of completing the improvements to the Leased Premises in accordance with the Working Drawings exceeds the Allowance, then Tenant will pay the full amount of such excess to Landlord within five (5) days after Landlord has made demand for payment. Except as provided in Paragraph 3, if the cost of completing the improvements set forth in the Working Drawings is less than the Allowance, Landlord will be entitled to retain the difference and there will be no rebate, refund or credit to Tenant as a result thereof.

6.	Tenant’s obligation for the payment of Rent under the Lease shall not commence until the leasehold improvements are Substantially Completed (as that term is defined in the Lease). If Landlord shall be delayed in substantially completing said leasehold improvements by December 1, 1999 by reason of any of the following each of which are considered to be “Tenant Delay” as that term is used herein:

(a)	Tenant’s specification of materials, finishes or installations which because of lead times or other ordering limitations can not be incorporated into the completed Leased Premises by December 1, 1999; or

(b)	Tenant’s failure to submit changes or modifications to the Working Drawings to Architect on a timely basis so as to allow for completion of the Working Drawings on or before September 1, 1999;

(c)	Tenant’s request for materials, finishes or installations other than in the Working Drawings (including any delay occasioned by Tenant’s failure to respond timely to Landlord’s estimate of changes in cost or construction scheduling in connection with Tenant’s proposed change to the Working Drawings); or

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(d)	Tenant’s changes in the Working Drawings subsequent to the date hereof; or

(e)	The non-performance by a person, firm or corporation employed by Tenant and delay of completion of said work by said person, firm or corporation; or

(f)	Tenant’s request that Landlord re-bid all or any part of the work or materials.

7.	In the event of Tenant Delay, then, in addition to all of Tenant’s other obligations hereunder, Tenant will pay to Landlord, upon demand, an amount equal to the product of: (i) the number of days of Tenant delay; multiplied by (ii) a per diem amount determined by prorating the initial month Rent amount which Tenant will be required to pay after the Commencement Date. If the Lease Term does not commence on the first day of a month: (i) the Lease Term shall be extended so as to give effect to the full stated term plus the number of days remaining in such partial month; and (ii) the “first annual period of the Lease Term” shall mean the number of days remaining in such partial month plus the first full twelve (12) months of the Lease Term commencing on the first day of the month following such partial month. After the substantial completion of the leasehold improvements, Landlord and Tenant will, at the request of either, execute a declaration of the Commencement Date, which shall be made a part of the Lease.

8.	Failure by Tenant to pay timely any sum due hereunder after any applicable cure period shall constitute an Event of Default by Tenant under the Lease giving rise to all remedies available to Landlord under the Lease, and also giving rise to all other remedies available to Landlord at law for such nonpayment. Any such amounts billed to Tenant shall be paid by Tenant within ten (10) days after receipt of an invoice. All past due amounts shall bear interest at the Interest Rate.

9.	Landlord shall permit Tenant and its agents to enter the Leased Premises prior to the Commencement Date, at the same time that Landlord’s contractors are working in the Leased Premises, in order that Tenant may perform such other work and decorations through its own contractors approved in advance in writing by Landlord and in a manner and upon terms and conditions and at times satisfactory to and approved in advance in writing by Landlord. This license to enter prior to the Commencement Date is conditioned upon Tenant’s workmen and mechanics working in harmony and not interfering with the workmen employed by Landlord, Landlord’s mechanics or contractors, or by any other Tenant or their contractors. Such license is further conditioned upon Tenant’s providing insurance coverage and certificates as required under the terms of the Lease. If at any time such entry shall cause disharmony or interference to other contractors or labor, including strikes or other work stoppage, this license may be immediately withdrawn by Landlord upon notice to Tenant. Such entry shall be deemed to be under all of the terms, covenants, provisions and conditions of the Lease except as to the covenant to pay Rent. Landlord shall not be liable in any way for any injury, loss or damage which may occur to any of the Tenant’s decorations or installations so made prior to the Commencement Date, the same being solely at Tenant’s risk.

EXECUTED as of August 12, 1999.

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LANDLORD		TENANT:

DESTA TWO PARTNERSHIP, LTD.,		SIGMATEL, INC.

By:	DESTA TWO MANAGEMENT CORP., a Texas corporation, its general partner	By:	/s/ H. SPENCE JACKSON
		Name:	H. SPENCE JACKSON

By:	/s/ L. PAUL LATHAM	Title:	CEO & PRESIDENT
L. Paul Latham, President

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